UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Service Corporation International
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Service Corporation International Proxy Statement and 2019 Annual Meeting Notice

2018: Delivering Shareholder Value

Total Shareholder Return

GAAP Performance Measures

GAAP - Generally Accepted Accounting Principles

Adjusted Performance Measures*

*Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.

TABLE OF CONTENTS

2019 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 8, 2019 at 9:00 a.m. Central Time
Place:	Conference Center, Heritage l and ll
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Record Date:	March 11, 2019

Voting Matters

Proposal		Board Recommendation		Page Number
1.	Election of Four Directors	✓	FOR each Director nominee	18
2.	Ratify the Selection of PricewaterhouseCoopers LLP, Our Independent Registered Public Accounting Firm	✓	FOR	31
3.	"Say-on-Pay" Advisory Vote to Approve Executive Compensation	✓	FOR	34
4.	Shareholder Proposal to Require an Independent Board Chairman	✗	AGAINST	60

How to Vote

By Internet	By Telephone	By Mail	In Person

Vote your shares at www.proxyvote.com. Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number.	Call toll-free number 1-800-690-6903.	Sign, date, and return the enclosed proxy card or voting instruction form.	To attend the meeting in person, you will need proof of your share ownership and valid picture I.D.

For 2019, there is an annual meeting website to make it even easier to access our annual meeting materials. At the annual meeting website, you can find an overview of the items for voting, our Proxy Statement and annual report to read online or to download, and a link to vote your shares.
www.sciannualmeeting.com

1 www.sciannualmeeting.com

Q&A WITH OUR CHAIRMAN AND CEO

Q&A WITH OUR CHAIRMAN AND CEO

Tom Ryan answers questions received from shareholders over the course of 2018
How has the business performed over the last 12 months?
For the full year 2018, we reported double-digit growth of 15% in adjusted earnings per share and 10% growth in adjusted operating cash flow. From a preneed sales perspective, we are proud of the growth we achieved. Funeral and cemetery comparable preneed production grew 6.5% and 4.3%, respectively, over the prior year. The resulting cash flows from operations allowed us to enhance shareholder value by deploying capital of $628 million, investing $227 million to acquisitions and new build opportunities, and returning $401 million through dividends and share repurchases.

The $1.79 of adjusted earnings per share in 2018, representing a 15% increase over the prior year, exceeded our long-term guidance range of 8%-12% growth. The growth over the prior year was aided by higher funeral revenue of approximately $30 million and higher cemetery revenue of approximately $65 million. Additionally, the year also benefited from favorable impacts from share repurchases and a lower effective tax rate partially offset by increased interest expense.

We generated $610 million in adjusted operating cash flows for 2018, which is $55 million higher than the prior year and was at the top of our November guidance range of $575 - $615 million. Adjusted operating cash flow results during 2018 benefited from approximately $70 million of anticipated lower cash tax payments.

Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.

2 www.sciannualmeeting.com

Q&A WITH OUR CHAIRMAN AND CEO

What are the trends the business faces over the near term, and how have these influenced corporate strategy?
Over the next three to seven years, our industry will be largely shaped by the aging of the American population, most notably, the growth of the Baby Boomer generation in the death care space. In each stage of life, Baby Boomers have set new trends, transformed society and redefined norms, and we believe the impact will be no different for our industry.

We are seeing this impact take shape through three primary trends:  the transition to celebration over mourning for end of life services, the growth of cremation, and the increased desire of personalization, flexibility, and empowerment in their service experiences.

The Baby Boomers, aged 54 to 72 in 2018, are already impacting our preneed cemetery and funeral sales and are starting to influence our at need business. Whether a customer chooses burial or cremation, Baby Boomers are redefining the traditional funeral by transitioning away from mourning of the death to a celebration of life ceremony that is personalized to the life of the individual. In responding to this trend, we have adjusted our strategy by repurposing traditional casket selection rooms to event rooms for a celebration of life, while also offering a digital presentation of options that allows the customer to choose from a wide variety of unique celebration services like catering and celebrant services.

The second major trend, which has been felt across the industry, is an increasing preference towards cremation. This change requires us to be much more flexible in providing products and services that meet these changing needs. On the funeral front, these needs may or may not include a service at a funeral home and these customers in many cases want simplicity when dealing with final arrangements. We are focusing on unique and personalized celebration services, as well as lessening the administrative burden on widows or widowers by streamlining arrangements both in person and online. In our cemetery business, we have responded to these trends by offering an increased variety of cremation memorialization options, from cremation gardens to beautiful glass-front niches and properties with unique views of a lake, the ocean or mountains.

Lastly, Baby Boomers are wanting to feel empowered to design a funeral the way they want it - to be the writer, director and star of their own celebration of life. In many cases, this involves advanced planning, and SCI is in a unique position to capture a growing desire to pre-plan end of life services, as the leaders in the industry for preneed. We have responded by developing an interactive and digital presentation for preplanning (Beacon), which empowers customers to choose exactly how they want to be remembered and share those plans with their loved ones. We will also leverage our scale online to offer best-in-class planning resources for consumers.

On the cemetery side of our business, we have responded to the customer’s desire for personalized and unique options by expanding our tiered inventory options. Over the last three years, we have developed approximately $250 million of contemporary cemetery property that appeals to the desires of a variety of purchasers. From high end family estates which capture incredible views to nicely landscaped hedge estates, we continue to develop property selections that resonate with the customer, whether they choose burial or cremation.

In every aspect of our business, we are listening and responding to our customers’ changing needs and leveraging our scale to deliver unparalleled experiences - both digital and in person - that meet these changing needs.

What innovations are being prioritized for the near-term?
Historically, we have competed aggressively in our marketplace for both the at need and preneed customer. We believe preneed is a key competitive advantage for us because of our unparalleled scale. However, the ways we interact with our customers are changing for both at need arrangements, as well as the entire preneed experience from customer education to final arrangements. In response, we are developing a comprehensive digital strategy that looks across the customer experience from online to in-location in developing technology that simplifies and personalizes end of life arrangements for consumers.

•
Beacon, our new state of the art point of sales application, allows us to provide a preneed sales presentation to families on a tablet. The tablet utilizes visual technology to create ideas for preplanning with the full-range of options at the touch of a finger. We are very excited to continue the expansion of this technology in 2019 for preneed funeral sales in Canada and eventually for preneed cemetery sales.

Beacon is also fully integrated with our world-class Customer Resource Management (CRM) system, SalesForce. SalesForce allows us to better connect and target customers on the front-end, while Beacon allows us to better close on the back-end - a powerful combination that is unmatched in the industry.

•
During 2018, we also did a complete overhaul of the functionality as well as the look and feel of our location websites through DignityMemorial.com. These newly designed websites were designed to be both responsive (mobile-friendly) as well as search engine optimization-friendly in improving our overall rankings in Google search results.  These changes have helped us reach an all-time high in traffic to the Dignity Memorial site (over 96 million visitors in 2018 and a 21% increase in traffic year-over-year).  The increase in traffic, combined with an improved user experience, are driving record growth of preneed leads from the website.

3 www.sciannualmeeting.com

Q&A WITH OUR CHAIRMAN AND CEO

•
As we continue to enhance our digital presence, we are also putting increased focus on managing our reputation online, through Google, Yelp and Facebook.  Consumers are increasingly using online reviews to choose products and services, including funeral arrangements. We intend to leverage our scale in growing our online reputation, while actively responding to reviews and customer concerns online.  We have made significant progress over the last 6 months and plan to accelerate our growth in this area for 2019.

•
For the future, we are pursuing a number of different projects to streamline planning and arrangements, allow users to explore what’s possible in making their own arrangements, and create a more personalized experience tailored to the individual.

How do you engage with the communities where you do business?
Honoring Those Who Serve

One of our most profound offerings is The Dignity Memorial Public Servants Program allowing us to recognize the courage and selflessness of those who serve our towns and cities. This program offers, at no cost, dignified and honorable tributes, including funeral services and cemetery property, for career and volunteer law enforcement officers, firefighters, and emergency services personnel who fall in the line of duty. Over the years, we have been privileged to serve over a thousand fallen heroes.

Associates are encouraged to build relationships with public servants in their respective communities and show appreciation for these services. For example, some associates like the manager of Shadow Mountain Mortuary in Scottsdale, Arizona, have built such strong ties with the local fire department that her colleagues often volunteer in the community alongside the station personnel.

Comforting Those Who Grieve

We are committed to educating professional caregivers about the funeral profession and practices so they are not only able to effectively support families of all cultures and religions, but can also provide a seamless continuum of care for all individuals they serve. Participating Dignity Memorial locations offer free funeral education courses to hospice professionals for continuing education credit.

We understand the loss of a loved one and the accompanying grief can be an extremely difficult experience. To help people recover, we developed the Dignity Memorial Guidance Series featuring the insights of renowned grief experts. This extensive collection of booklets, brochures, DVDs and CDs offers professional advice and compassionate insight to help caregivers assist others in dealing with the complex emotions of grief.

We also offer the Dignity Memorial L.I.F.T.® program which helps widows and widowers adjust to the loss of a spouse by socializing with others who share similar feelings and experiences. Widows or widowers can engage in activities like luncheons, sporting events, holiday activities, day trips, and educational seminars. There are no fees or dues to participate in the program. L.I.F.T. participants are only responsible for their meals or personal expenses, and participation is not restricted to those who have been served by Dignity Memorial providers.

We Care About Our Veterans

We are also honored to support veterans and military servicemen and women who have helped serve and protect our country. Through the Dignity Memorial Homeless Veterans Burial Program, we offer dignified funeral services with military honors at no cost to eligible homeless and indigent veterans. The program has provided burial services for more than a thousand homeless veterans since the program's inception in 2000. We are proud to partner with the U.S. Department of Veterans Affairs and other veterans organizations to ensure the fine men and women who served our country are not forgotten.
What will be the major opportunities for Service Corporation International for sustainability in 2019?
We have been addressing sustainability on a less formal basis throughout the Company with various inclusion and diversity efforts, improvements to address our water usage, and other Company processes for many years. Our plans for 2019 include the first phase of a formal program, which will begin with an evaluation of our sustainability goals, evaluation of the gaps and opportunities, creation of our sustainability plan, and evaluation and reporting of our sustainability performance.

We are currently developing our Supplier Code of Conduct. Our policy will ensure our suppliers have safe working conditions and that their employees are treated fairly and with respect. Additionally, we encourage responsible and environment friendly production processes.

4 www.sciannualmeeting.com

Q&A WITH OUR CHAIRMAN AND CEO

We are making efforts to ensure our supplier diversity policy reflects our Company values. SCI already procures from a very large pool of small and diverse suppliers; however, we will improve this by fostering an inclusive procurement process that provides the maximum opportunity for small and diverse businesses to participate as partners and suppliers of goods and services. An additional benefit of ensuring that these suppliers are included in the procurement process is increased competition, which leads to lower costs and increased levels of innovation, service, and product quality.

The Company will expand water recycling or reclamation efforts currently in place. Reclaimed or recycled water is the process of converting wastewater into water that can be reused for other purposes. SCI believes that reclaiming water for reuse instead of using freshwater is a valuable water-saving measure. This process benefits ecosystems, improves stream flow, nourishes plant life, and recharges aquifers, all as a part of the natural water cycle. In addition to our reclamation efforts we are also piloting water conservation technology at several of our cemeteries.

We are working on a carbon footprint evaluation, which will measure the carbon dioxide produced by burning fossil fuels for transportation and the production of consumer goods related to our business.

We strive for more transparency with our stakeholders about our environmental, economic, and social impacts. We are having conversations with our major stakeholders to ensure we are meeting their expectations around sustainability reporting. We are evaluating the various frameworks for sustainability reporting, gathering information, and will report this information in a clear and comparable manner once our evaluation is complete.

What do you believe is the most important aspect of SCI's future success?
Our people, first and foremost, are the number one reason for our success. Therefore, getting the tone at the top right and focusing on an outstanding corporate culture rises to the top of my priorities. SCI’s associates do incredibly important work and are critical to our success. They compassionately support our client families through very difficult times and help them celebrate the lives of lost loved ones by preserving memories that transcend generations with dignity and honor.
We have built an incredibly strong culture that offers mutual support, promotes trust, rewards employees’ efforts, and ensures employees know their work is meaningful and makes a difference to each of the client families they serve. Most recently we have started surveys and focus groups around inclusion and diversity and received our Great Place to Work Certification.
Inclusion and Diversity

Inclusion and diversity have always been core principles for Service Corporation International. But now more than ever, those values are crucial for the success of our Company as we support client families across North America. A culture of inclusion leverages the diversity of backgrounds, experiences, thoughts, and perspectives among our team of associates, enabling us to make better business decisions and remain relevant with our customers.

In support of our culture of inclusion and diversity, we developed specific leadership training required for every associate who manages others. The program provides tools and support in promoting an inclusive culture where all individuals have an opportunity to thrive.

In 2017, we conducted surveys and focus groups from a wide cross-section of our associate population. A committee was assembled to address the results and ensure that inclusion and diversity are integrated into the Company’s long term business strategy.

In 2018, we held our first Women's Leadership Conference, which allowed an opportunity for women leaders across the company to connect, share ideas, learn from each other, and continue to enhance their leadership skills.

Supporting a culture of INCLUSION and DIVERSITY through:
● Employee leadership training ● CEO action ● Commitment

To underscore our commitment to advancing inclusion and diversity, I have joined the CEO Action for Diversity & Inclusion™. The CEO Action for Diversity & Inclusion™ is the largest CEO-driven business commitment to advance inclusion and diversity within the workplace. Recognizing that change starts at the executive level, I, along with our entire executive team, am committed to the advancement of inclusion and diversity in the workplace.

5 www.sciannualmeeting.com

Q&A WITH OUR CHAIRMAN AND CEO

Great Place to Work Certification

During 2017, to increase awareness of our Company culture to external candidates, strengthen pride and commitment with current associates, and build visibility for our brand we initiated the process of obtaining certification as a Great Place to Work by the Great Place to Work Institute.

One of the many benefits of the Great Place to Work certification is being identified as a workplace with a high-trust culture. The Great Place to Work certification is also a great attraction for recruiting talent. Not only are the right employees key to keeping families satisfied and establishing a lasting reputation, but they are also central to our Company’s internal business culture.

We obtained our Great Place to Work certification in 2017, but we were inspired to continue to push forward with additional initiatives. During 2018, we surveyed over 2,800 associates on topics such as our atmosphere, communication, pride, rewards, challenges, and management. Leadership was able to benchmark our culture against that of some of the world’s most successful companies, but also identify improvements from the 2017 survey results and identify areas where we can continue to make progress. We are proud to say that for the second year in a row, we achieved the Great Place to Work certification based on feedback from our associates.

Maintaining a diverse and inclusive culture that is high-trust is a competitive advantage. The confidence and relationships we have built with our associates translate into superior customer service and innovation in the celebration of life services for our client families. We will continue our efforts to engage and support our associates and look for their feedback through surveys and even through online sources such as Glassdoor, to ensure we are maintaining the culture we believe in.
How will the composition of your Board help guide the Company to its long-term strategic goals?

The composition of the board has become more diverse and reflective of our core values.
● Percentage of women has increased from 9% to 30% ● Average age has decreased from 70 to 66 ● Average tenure has decreased from 24 to 15 years

The composition of our board is becoming more diverse in its perspectives and experiences and is more reflective of the communities that we serve and further enhances our strong core values. In May 2018, Jakki L. Haussler and Sara Martinez Tucker were elected to the SCI Board of Directors. Both members bring unique perspectives to our Company and increase the diversity of the Board. We believe their unique perspectives will contribute insight for evaluation of corporate strategy, setting incentives, and enhancing our corporate culture.

Additionally, the Board has a strong Lead Independent Director with a wide variety of experience including government service, private sector, and a lifetime commitment of advocating for people with disabilities. He is fully committed to ensuring decisions are made in alignment with Company values and strategies. Our Lead Independent Director, Tony L. Coelho, looks out for the well-being of the Company, our diverse communities, and the shareholders’ interests as a priority.

6 www.sciannualmeeting.com

MESSAGE FROM OUR BOARD OF DIRECTORS

MESSAGE FROM OUR BOARD OF DIRECTORS
Dear Shareholders,
As Directors, our focus is overseeing the Company's business strategies, risk management, talent development, and succession planning which aligns with SCI's vision of sustainable long-term growth. We take seriously the trust you place in us by your purchase of Service Corporation International shares, and we are honored to be stewards of your Company. Below are a few key highlights for 2018.

2018 Company Performance and Compensation Alignment
We strive to provide transparency to you as we govern with the goal of realizing sustainable growth that delivers long-term value to our shareholders. We are fully committed to helping SCI deliver excellent operating results and create attractive shareholder returns.

•	The Company’s performance in 2018 resulted in increased adjusted earnings per share and adjusted operating cash flow compared to the prior year.

•	During 2018, we grew our funeral and cemetery preneed sales 6.5% and 4.3%, respectively, to $1.8 billion which allowed our preneed backlog to grow to $11.1 billion.

•	The quarterly dividend was increased 13% to $0.17 per share, and we completed nearly $280 million of share repurchases.

•	Furthermore, we invested over $225 million in acquisitions and growth opportunities.

•	During 2018, we achieved total shareholder return of 10%, while the S&P 500 index was down 4%. Over the medium to long term (3 to 10 years), we continue to significantly outperform the S&P 500.

The Compensation Committee understands the focus on aligning executive pay with performance and strongly believes the Company currently aligns pay and performance. At last year’s annual meeting, our advisory “say-on-pay” proposal received 89.4% of the votes cast.

Effective in 2018, we made changes to the performance unit plan to add return on equity as a modifier to the total shareholder return metric in response to shareholder feedback. Additionally, we changed the performance units to be denominated in SCI shares rather than units, which we believe will further link share performance of the Company with the payouts from the plan.

We believe these changes are responsive to your feedback and reinforce the link between our executive team and our shareholders. As we look ahead to 2019, our plan is to continue to guide management as it executes the Company's strategic plan and works toward our goal of continued growth of shareholder return.
Board Composition and Refreshment
Board recruitment and diversity are a high priority for us. The Nominating and Corporate Governance Committee strives to maintain an engaged, independent Board with broad and diverse experience that is committed to representing the long-term interests of our shareholders. The Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing the members as appropriate. With this in mind, the Committee continuously reviews potential candidates and recommends nominees to the Board for approval.

Board Diversity
Service Corporation International believes in a strong corporate culture that invests in inclusion and diversity, creating one of the greatest competitive advantages a company can maintain. In no area of business is corporate leadership more essential to generating progress than in guiding our Company through the culture shift of embracing diversity and inspiring inclusiveness. We are creating a Board that is a direct reflection of our Company’s values. Women comprise approximately one-third of our current Board and are ethnically diverse. Additionally, SCI's CEO, and fellow board member, Thomas L. Ryan joined the CEO Action for Diversity & Inclusion™ and has taken the pledge to act on supporting more inclusive workplaces.

Board Tenure

In response to shareholders, last year we successfully declassified the Board, eventually allowing all Directors to be eligible for reelection each year. This ensures Directors are actively engaged and involved with meeting the Company's objectives as well as satisfying our shareholder's needs. Since 2012, we have added four new Directors. With the election of our two newest Directors, the average age and tenure of our Board has declined by approximately four and nine years, respectively, compared to 2018.

Corporate Governance

Also in response to shareholders, we eliminated or reduced certain supermajority voting requirements in our Articles of

7 www.sciannualmeeting.com

MESSAGE FROM OUR BOARD OF DIRECTORS

Incorporation and Bylaws. Independent Directors - meaning Directors who have no material relationship with SCI (either directly or as a partner, shareholder, or officer of an organization that has a material relationship with SCI) -

comprise 80% of SCI’s Board of Directors. In addition, the Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors.

Communicating Your Viewpoints with the Board

We value dialogue with our shareholders. We believe our ongoing shareholder outreach efforts have allowed us to better understand the viewpoints of our shareholders as well as providing an opportunity to communicate with transparency about what the Board is doing and why our decisions are aligned with the Company's business goals.

Shareholders and other interested parties may communicate with any of the independent Directors, including Committee Chairs and the Lead Independent Director, by using the following address:
Service Corporation International
Lead Independent Director c/o Office of Corporate Secretary
1929 Allen Parkway
Houston, TX 77019
Email: leaddirector@sci-us.com

Thank you for the trust you place in us and for your continued investment in Service Corporation International.

Sincerely,

Anthony L. Coelho Lead Independent Director	Thomas L. Ryan Chairman and CEO	Alan R. Buckwalter, III	Jakki L. Haussler

Victor L. Lund	John W. Mecom, Jr.	Clifton H. Morris, Jr.	Ellen Ochoa

Sara Martinez Tucker	W. Blair Waltrip	Marcus A. Watts

Remembering our colleague and friend

In 2018, we lost our fellow Director and friend, Dr. Edward E. Williams. He used his considerable financial and entrepreneurial skills for the benefit of SCI by serving as a Board member for twenty-seven years. Dr. Williams helped oversee SCI’s strategy through his service on a variety of committees and as the chairman of the Investment Committee from 2004 until 2018.

He was also a respected academician and widely published author in the field of economics, finance, and business with major experience in entrepreneurship and financial economics. In his career, he taught at Rice University (located in Houston, TX) and founded the entrepreneurship program at Rice, which was later recognized as the number two MBA program in 2017. He will be greatly missed.

8 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Proposal 1	The Board of Directors recommends that Shareholders vote “FOR” the following four nominees.

Director Nominees

	Independent	Age	Director Since	Other Public Boards*	Board Committee Composition
Name Occupation					A	C	E	N& CG	I
Alan R. Buckwalter
Former Chairman and CEO, Chase Bank of Texas	YES	72	2003	None	●	C	●
Jakki L. Haussler
Founder and CEO, Opus Capital Management	YES	61	2018	2	●				●
Victor L. Lund
Executive Chairman of the Board, Teradata	YES	71	2000	1	C		●	●
Ellen Ochoa
Former Director, NASA Johnson Space Center	YES	60	2015	None		●			●

Continuing Directors

	Independent	Age	Director Since	Other Public Boards*	Board Committee Composition
Name Occupation					A	C	E	N& CG	I
Anthony L. Coelho, Lead Independent Director
Former Majority Whip of the U. S. House of Representatives
Independent business and political consultant	YES	76	1991	2		●	●	●
Clifton H. Morris, Jr.
Chairman and CEO of JBC Funding, a corporate lending
and investment firm	YES	83	1990	None	●			●
Thomas L. Ryan
Chairman and CEO, Service Corporation International	NO	53	2004	2			C
Sara Martinez Tucker
Former Chief Executive Officer, National Math + Science
Initiative, a non-profit organization to improve student
performance in STEM subjects	YES	63	2018	3				●
W. Blair Waltrip
Independent consultant, family and trust investments,
and former senior executive of the Company	NO	64	1986	None					C
Marcus A. Watts
President, The Friedkin Group, an umbrella company
overseeing various business interests that are principally
automotive related	YES	60	2012	1		●	●	C

A: Audit Committee	●: Member
C: Compensation Committee	C: Chair
E: Executive Committee
N&CG: Nominating & Corporate Governance Committee
I: Investment Committee
* See Director Bios on pages 18 to 21, which includes other public Boards for each Director.

9 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Board Snapshot

Reflects the current Director nominees and continuing Directors as of March 11, 2019 record date and excludes Dr. Ed Williams who passed away in 2018 and John Mecom, who decided to not seek another term as a Board member.

Experience	Skills	Commitment
With extensive experience in leadership positions and a proven record of success, our Board is qualified to oversee the Company’s strategy and management. The
Nominating and Corporate Governance Committee continually reviews and recommends enhancements to the Board’s leadership structure as evidenced by the nominations of Jakki Haussler and Sara Martinez Tucker in 2018 and Ellen Ochoa in 2015.

Each Director brings a particular range of skills and expertise to the deliberations of the SCI Board, which facilitates constructive and challenging debate around the boardroom table (see page 11 for overview).

The calendar of Board and Committee meetings is established to support the Board’s focus on strategic and long-term matters, while ensuring the discharge of its monitoring and oversight role effectively through high quality discussions and briefings.

Director Age	Meeting Attendance	Personal Qualities
Since 2012, we have added four new directors.	During 2018, our Board had a 99% meeting combined attendance record. Please see page 25 for more information about our Board meetings and Director attendance.
Our Directors bring innate personal qualities to the SCI boardroom that enable our Board to function effectively. Personal qualities exhibited in the boardroom include self-awareness, respect, integrity, independence, and the capacity to function effectively in challenging situations.

10 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Overview of Director Skills and Experience
We value the following skills and experiences within our Board of Directors to create a balance of diverse viewpoints and expertise:

CEO Experience/Senior Leadership. We believe Directors who have held significant leadership positions over an extended period, especially CEO positions, possess extraordinary leadership qualities and demonstrate a practical understanding of organizations, processes, strategy, and risk management, and know how to drive change and growth.

Industry. The funeral and cemetery industry is unique and Directors with prior industry experience can help to shape and develop all aspects of the Company’s strategy.

Financial. Service Corporation International uses a broad set of financial metrics to measure its performance, and accurate financial reporting and robust auditing are critical to our success. We have added a number of Directors who qualify as Audit Committee financial experts, and we expect all of our Directors to have an understanding of finance, financial reporting processes, and internal controls.

Marketing/Brand Management. We employ a multi-brand strategy and also rely heavily on marketing our products and services on a preneed basis. Directors with marketing experience and/or brand management experience can provide expertise and guidance as we seek to expand brand awareness, enhance our reputation, and increase preneed sales.

Investments/Financial Services. Knowledge of financial markets, investment activities, and trust and insurance operations assists our Directors in understanding, advising on, and overseeing our investment strategies.

Real Estate. We own a significant amount of real estate. Directors with experience in real estate can provide insight into our tiered product/pricing strategy for our cemeteries as well as advice on best uses of our real estate.

Technology or e-Commerce. Directors with education or experience in relevant technology are useful for understanding our efforts to enhance the customer experience as well as improve our internal processes and operations.

Business Development/Mergers and Acquisitions (M&A). We seek to grow through acquisitions and development of new business operations. Directors with a background in business development and M&A provide insight into developing and implementing strategies for growing our business.

Government/Legal. We operate in a heavily regulated industry. Directors who have a background in law or have served in government positions provide experience and insights that assist us in legal and regulatory compliance and help us work constructively with governmental and regulatory organizations in the areas we operate.

Although the members of our Board each embody a broad range of backgrounds, experience and expertise, the table below is intended to highlight only the top three areas of expertise for each member:
Overview of Director Skills and Experience

	Coelho*	Buckwalter	Haussler	Lund	Morris	Ochoa	Ryan	Tucker	W.B. Waltrip	Watts
CEO Experience/Senior Leadership			✓	✓	✓	✓	✓	✓
Industry					✓				✓
Financial	✓	✓		✓	✓
Marketing/Brand Management										✓
Investments/Financial Services	✓	✓	✓						✓
Real Estate							✓
Technology or e-Commerce				✓		✓		✓
Business Development/M&A		✓	✓				✓		✓	✓
Government/Legal	✓					✓		✓		✓
*Lead Independent Director

11 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Shareholder and Proxy Advisor Outreach

We regularly communicate with a large portion of shareholders throughout the year and solicit feedback on key business and corporate governance topics. Additionally, we have a formal process of outreach to our top shareholders prior to our annual meeting to address highlights or changes to our corporate governance practices, including executive compensation programs. The results of these conversations are discussed with both the SCI Board and our management. The Board then decides whether any action should be taken. In February 2018, we also hosted an Investor Day, which featured a comprehensive overview of the Company's operations, strategy, and outlook. The day included presentations and interactions with several members of the SCI management team. As part of our normal procedures, we also engage with proxy advisors who represent the interests of certain of our shareholders. We continue to have an open dialogue with Glass Lewis and Institutional Shareholder Services ("ISS") and use their constructive feedback to continuously enhance our disclosures.
The Board continues to place a high priority on listening to and considering the views of our shareholders. We accomplish this through a robust outreach and engagement program. Key areas of focus in early 2018 were discussions regarding the adoption of simple majority voting requirement and the declassification of our Board.

We believe our ongoing shareholder outreach efforts have allowed us to better understand the viewpoints of our shareholders as well as providing an opportunity to communicate with transparency what the Board is doing and how our decisions are aligned with our business goals.

12 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Adoption of Best Practices
We have a history of thoughtful consideration of shareholder feedback and monitoring corporate governance best practices. The timeline below demonstrates our governance enhancements beginning with CEO Tom Ryan's promotion to Chairman in 2016 with respect to

Board structure, shareholder rights and executive compensation. We also remain continually focused on Board composition and committed to evaluating our disclosures to promote transparency.

We continue our ongoing best practices including:
● Majority Voting Standard in Director Elections ● Annual Board and Committee evaluation process ● Board orientation and education program	● No shareholder rights plan or “poison pill” ● Shareholder (10%) ability to call special meetings	● Anti-hedging and anti-pledging policies applicable to all Directors and officers ● Stock ownership and retention guidelines for Directors and officers

13 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Environmental, Social, and Governance Practices (ESG)

Workforce and Diversity

We understand our associates are one of our greatest assets. Increased diversity enables us to make solid business decisions, considering different points of view, and remain relevant with our customers.
In 2018, we held our first Women's Leadership Conference, expanded our inclusive leadership training, and began establishing metrics to track trends and progress for inclusion and diversity.	Tom Ryan, our CEO and Chairman, joined the CEO Action for Diversity & Inclusion™, and has pledged to continue to act on supporting a more inclusive workplace.	For a second year, SCI obtained certification as a Great Place to Work. This certification will increase awareness of our Company culture and build visibility for what we value to all stakeholders.	In May 2018, Jakki L. Haussler and Sara Martinez Tucker were elected to the SCI Board of Directors. Both members bring unique perspectives and diversity to the Board.

Product Governance	●	We are currently developing our Supplier Code of Conduct. We want our policy to ensure the suppliers we use reinforce safe working conditions and their associates are treated fairly and with respect.
	●	We believe reclaiming water for reuse applications instead of using freshwater supplies can be a water-saving measure. We are looking to expand this practice throughout our locations.
●
We are making efforts to ensure our supplier diversity policy reflects the Company values. SCI already procures from a very large pool of small and diverse suppliers; however, we are taking steps to improve this by fostering an inclusive procurement process that provides the maximum opportunity for small and diverse businesses to participate as partners and suppliers of goods and services.

Data Privacy and Security	●
We are committed to protecting the privacy of our clients and website visitors in a manner that would be expected of a leading provider of funeral, cemetery, and related services. We value our relationships with existing and prospective clients and recognize an essential element of those relationships is the trust and confidence of the families we serve.

●
We maintain substantial security measures and data backup systems to protect, store, and prevent unauthorized access to customer information. Our privacy policy is disclosed online at
 https://www.dignitymemorial.com/privacy-policy.

Community Impact	●
Dignity Memorial® funeral, cremation, and cemetery providers created the Public Servants Program. This program provides dignified and honorable tributes, at no cost, for career and volunteer law enforcement officers, firefighters, and emergency services personnel who fall in the line of duty.

●
Dignity Memorial® funeral, cremation, and cemetery service providers are honored to administer the Dignity Memorial Homeless Veterans Burial Program across the nation. The U.S. Department of Veterans Affairs provides eligible veterans with opening and closing of the gravesite, a grave liner, a headstone or marker, a graveside ceremony, and burial in a National Cemetery. Participating Dignity Memorial funeral directors provide transportation, preparation, clothing, and caskets at no charge to veterans or their loved ones.

●
For the past eleven years, we have participated in Donate Life's annual tribute to organ, eye, and tissue donors, and have helped many client families honor their loved ones with a portrait featured on the Donate Life float in the annual Rose Parade held every New Year's Day in Pasadena, California.

●
In addition to compassionately serving families during their time of need, Service Corporation International professionals demonstrate an ongoing commitment to our communities. Please visit our new website below for more examples of how our Company is dedicated to giving back to the community.

New Section of Website	●	In 2019, we have launched a new section with our website dedicated to the topic of Corporate Social Responsibility. Please go to www.sci-corp.com for further information on this topic.

14 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Proposal 2	The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Why we believe you should vote "FOR" PwC as our external auditors:
PwC engagement:

● PwC has been our auditor since 1993

● PwC has extensive knowledge of our unique industry and has demonstrated its capability and expertise as an Independent Registered Public Accounting Firm

● PwC maintains independence and objectivity through five year audit partner engagement rotations, strong internal control procedures, and regulatory oversight from PCAOB and SEC in addition to industry peer-reviewed audits

● Audit Committee and PwC regularly meet to discuss audit matters and provide updates outside the presence of management

● Audit Committee reviews SCI engagement letter and approves PwC's annual audit and non-audit fees

● Approximately 97% of the fees incurred are audit-related

Year-over-year comparison of our audit to non-audit fees:

For more information in regard to the audit and non-audit fees, please see section titled "Audit Fees and All Other Fees" under Audit Committee Matters on page 33.

15 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Proposal 3	The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this proxy statement).

2018 Executive Compensation

Over the course of the past several years, acting in the interests of the stockholders, the Compensation Committee in conjunction with management has adjusted compensation programs toward greater performance-based compensation. In 2018, almost 75% of our NEOs’ compensation was performance-based.

Element	Description	Highlights and Recent Changes
Annual Base Salary	● Fixed cash ● Established within a competitive range of benchmark pay levels	● No 2018 increases, other than Mr. Sangalis (4.2%) ● Reduced peer group for benchmark studies
Annual Performance-Based Incentive Compensation	● Performance-based, cash ● Tied to the attainment of performance measures: ● Normalized EPS ● Normalized Free Cash Flow per Share ● Comparable Preneed Production	● 74.1% payout percentage ● Transitioned return on equity to modifier of PUP award
Long-Term Incentive Compensation	(1/3) Stock Options ● Vest at a rate of 1/3rd per year.
(1/3) Restricted Stock: ● Vest at a rate of 1/3rd per year.
	(1/3) Performance-based Units (“PUP”): ● Tied to measurement of ● Three-year total shareholder return (“TSR”) relative to a peer group of public companies (see Annex C and D).	● Reduced size of the peer comparator group. ● Added a return on equity modifier for 2018 awards ● Units are now denominated in shares instead of cash for our performance unit plan
Other Compensation	Retirement Plans: ● Executive Deferred Compensation Plan ● 401(k) Plan
Perquisites and Personal Benefits: ● Reasonable benefits (as described on page 43)

16 www.sciannualmeeting.com

PROXY STATEMENT SUMMARY

Pay for Performance Alignment

A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. Below is a graph aligning CEO pay and performance, using the five year total shareholder return.

(1) A change in the denomination of the performance unit plan created a temporary distortion in the disclosure of 2018 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the initial inclusion of 2018 performance plan grant value. For more information, please see page 42.

Other Proposals

Proposal 4: Shareholder Proposal to Require an Independent Board Chairman
The Board of Directors recommends that Shareholders vote “AGAINST” the proposal

● Our Board of Directors believes shareholders are best served by giving the Board organizational flexibility
● Our Board believes that the current structure is effective
● The Company’s long-term growth and financial performance reflect the effectiveness of our leadership notwithstanding the expressed concerns of the proposing shareholder
● At the 2018 Annual Shareholders' Meeting, approximately 59% of shareholders voted "AGAINST" this proposal

17 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Proposal 1 : Election of Directors

Set forth below are profiles for each of the four candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year’s Annual Meeting each with one-year terms expiring in 2020. Directors are elected by a majority of votes cast. At the 2018 Annual Meeting, shareholders voted to declassify the Board of Directors. Directors will be elected to one-year terms of office starting at the 2019 Annual Meeting of Shareholders. Directors elected at the 2018 Annual Meeting of Shareholders were elected to three-year terms expiring at the annual meeting in 2021 (except for Ms. Haussler, who was nominated to join the class of directors whose term expires in 2019). Directors currently serving three-year terms will serve the remainder of their respective terms, and thereafter they or their successors will be elected to one-year terms. After the 2021 Annual Meeting of Shareholders, all directors will stand for election annually.

The Board of Directors recommends that Shareholders vote “FOR” the following four nominees.

Director Nominees
Alan R. Buckwalter	Independent	Director Since: 2003	Age: 72	If Elected Term Expires: 2020	Primary Qualifications:

Occupation
●   Former Chairman and CEO, Chase Bank of Texas

Prior Business Experience
●   Chairman, J.P. Morgan Chase Bank, South Region (1995-2003)
●   President of Texas Commerce Bank (1990-1995)
●   Held various positions at Chemical Bank in corporate division (1970-1990)

Other Positions
●   Board member, Texas Medical Center
●   Chairman Emeritus and Board member, Central Houston, Inc.

Past Public Company Boards
●   Freeport-McMoRan, Inc. (2013-2015)
●   Plains Exploration and Production (2003-2013); subsequently acquired by Freeport-McMoRan, Inc.

Other Prior Positions ● Board of Directors, Federal Reserve Bank of Dallas (Houston Branch) Education ● Fairleigh Dickinson University

Jakki L. Haussler	Independent	Director Since: 2018	Age: 61	If Elected Term Expires: 2020	Primary Qualifications:

Occupation
●  Founder and CEO, Opus Capital Management (since 1996), an independent registered investment
advisor, providing investment
solutions to institutions and high-
net worth individuals

Prior Business Experience
●   Managing Director, Capvest
Venture Fund, LP (2000-2011) a
private equity fund for growth and
expansion stage companies
●   Partner, Adena Ventures, LP
(1999-2010) a private equity fund targeting underserved markets

Current Public Board Positions
● Cincinnati Bell Inc.
●   Morgan Stanley Funds

Other Positions
● Member, Board of Directors, The Victory Funds
● Member, Board of Directors, Best Transportation, a transportation management software company
●  Member/Founder, Chase College of Law, Transaction Law Practice Center
●  Board of Visitors, Chase College of Law
●  Member, Northern Kentucky University Foundation Investment Committee

Education ● University of Cincinnati ● Salmon P. Chase College of Law, Northern Kentucky University

18 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Victor L. Lund	Independent	Director Since: 2000	Age: 71	If Elected Term Expires: 2020	Primary Qualifications:

Occupation
●   Executive Chairman of the Board, Teradata Corporation (January 2019)

Prior Business Experience
●   President and CEO (2016-2018), Teradata Corporation
●   Chairman, DemandTec, a software company (2006-2012)
●   Chairman, Mariner Healthcare, Inc. (2002-2004)
●   Vice Chairman, Albertsons, Inc. (1999-2002)

●   22-year career with American Stores Company in various positions including Chairman, CEO, CFO and Corporate Controller 1977-1999
●   Audit CPA, Ernst & Ernst 1972-1977

Current Public Board Positions
●   Teradata Corporation, an information technology company

Past Public Company Boards
●    DemandTec
●    Delta Airlines
●    Del Monte Foods, Inc.
●    Mariner Healthcare, Inc.
●    Albertsons, Inc.
●    American Stores Company
●    NCR Corporation

Education
●    The University of Utah
●    MBA The University of Utah

Ellen Ochoa	Independent	Director Since: 2015	Age: 60	If Elected Term Expires: 2020	Primary Qualifications:

 Occupation
●   Independent Director and Speaker

Prior Business Experience
●   Director of NASA Johnson Space Center (2013-2018); Astronaut at NASA Johnson Space Center (1990-2012), first Hispanic female astronaut with nearly 1,000 hours in space
●   Branch Chief and Research Engineer, NASA Ames Research Center

●   Researcher, Sandia National Laboratories (1985-1988)

Other Positions
●   Vice Chair, National Science Board
●   Chair, Nomination Evaluation Committee, National Medal of Technology & Innovation
●   Member, Board of Directors, Mutual of America
●   Member, Board of Directors, Gordon and Betty Moore Foundation
●   Fellow, American Institute of Aeronautics and Astronautics

● Fellow, American Association for the Advancement of Science
●  Former Member, Board of Directors, Federal Reserve Bank of Dallas
● Director Emerita, former Vice Chair, Manned Space Flight Education Foundation
● Former Board of Trustees, Stanford University

Education
●  San Diego State University
●  MS, PhD (Electrical Engineering), Stanford University

Continuing Directors
Anthony L. Coelho	Independent	Director Since: 1991	Age: 76	Term Expires: 2021	Primary Qualifications:

Occupation
●   Former Majority Whip of the U.S. House of Representatives
●   Independent business and political consultant

Prior Political Experience
●   Chairman of the President’s Committee on Employment of People with Disabilities (1994-2001)
●   General Chairman of Al Gore’s Presidential campaign (1999-2000)

●   Majority Whip (1987-1989)
●   Member of U.S. House of Representatives (1978-1989); original sponsor/author of the Americans With Disabilities Act

Prior Business Experience
●   President/CEO of Wertheim Schroder Financial Services, grew $800 million firm to $4.5 billion over 6 years (1990-1995)

Current Public Board Positions
●   Board Chairman, Esquire Financial Holdings, Inc.
●   AudioEye, Inc.

Select Past Public Board Positions
●   Chairman, Cyberonics
●   Chairman, Circus Circus Enterprises (now MGM Mirage)
●   Chairman, ICF Kaiser International, Inc.
●   Warren Resources, Inc.

Other Positions
●   Former Chairman and current Board member of the Epilepsy Foundation

Education
●    Loyola University Los Angeles

Lead Independent Director

19 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Clifton H. Morris, Jr.	Independent	Director Since: 1990	Age: 83	Term Expires: 2020	Primary Qualifications:

Occupation
●  Chairman and CEO of JBC Funding, a corporate lending and investment firm

Prior Business Experience
●   Founder and Chairman, AmeriCredit Corp., financing of automotive vehicles (1988-2010); sold in 2010 and now GM Financial
●   CFO, Cash America International (1984-1988)

●   VP of Treasury and other financial positions at SCI (1966-1971)

Other Positions
●   CPA, 57 years
●   Lifetime member of the Texas Society of Certified Public Accountants
●   Honorary member of the American Institute of Certified Public Accountants

Past Public Company Boards ● AmeriCredit Corp. ● Cash America International Education ● University of Texas at Austin

Thomas L. Ryan	Non-Independent	Director Since: 2004	Age: 53	Term Expires: 2020	Primary Qualifications:

Occupation
●   Chairman (since 2016) and CEO (since 2005) of SCI

Prior Business Experience
●   President, SCI (2002-2015)
●   CEO European Operations, SCI (2000-2002)
●   Variety of financial management roles, SCI (1996-2000)

 Current Public Board Positions
●  Weingarten Realty Investors
●  Chesapeake Energy

Other Positions
● Board member, University of Texas McCombs Business School Advisory Council
● Former Board of Trustees member, United Way of Greater Houston
● Former Board member, Genesys Works

Past Public Company Boards ● Texas Industries Education ● University of Texas at Austin

Sara Martinez Tucker	Independent	Director Since: 2018	Age: 63	Term Expires: 2021	Primary Qualifications:

Occupation
●   Former Chief Executive Officer, National Math + Science Initiative, a non-profit organization to improve student performance in STEM (Science, Technology, Engineering, and Math) subjects

Prior Business Experience
●  Vice President, AT&T (1997-2006)

Current Public Board Positions
●   Sprint Corporation
●   Xerox Corporation
●   American Electric Power

Other Positions
●   Member, University of Texas System Board of Regents
●   Member, University of Notre Dame’s Board of Trustees
●   Former Under Secretary of Education in the U.S. Department of Education
Education ● University of Texas at Austin ● MBA, McCombs School of Business, University of Texas at Austin

20 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

W. Blair Waltrip	Non-Independent	Director Since: 1986	Age: 64	Term Expires: 2020	Primary Qualifications:

Occupation
●   Independent Consultant, Family and Trust Investments, and Former Senior Executive of SCI

Prior Business Experience
●   Various positions at SCI including VP of Corporate Development, SVP of Funeral Operations, EVP of SCI’s real estate division, Chairman and CEO of SCI Canada, and EVP of SCI (1977-2000)
			Other Positions ● Treasurer, National Museum of Funeral History ● Active real estate broker Past Public Company Boards ● Sanders Morris Harris Group, Inc. (Edelman Financial)		Education ● Sam Houston State University

Marcus A. Watts	Independent	Director Since: 2012	Age: 60	Term Expires: 2021	Primary Qualifications:

Occupation
●   President, The Friedkin Group (since 2011), an umbrella company overseeing various business interests that are principally automotive related

Prior Business Experience
●   Vice Chairman and Managing Partner-Houston, Locke Lord LLP (1984-2010) with a focus on corporate and securities law, governance, and related matters

Current Public Board Positions
●  Cabot Oil & Gas Corporation

Current Other Board Positions
●   Board Chair, Federal Reserve Bank of Dallas (Houston Branch)
●   Board member, Highland Resources, Inc. (private real estate company)
                                                                                                                                                          Past Other Board Positions
●   Former Chairman, Greater Houston Partnership
●   Former Chairman, Board of Trustees, United Way of Greater Houston

Past Public Company Boards ● Complete Production Services, Inc. (2007-2012), acquired by Superior Energy Services ● Cornell Companies (2001-2005) Education ● Texas A&M University ● Harvard Law School

21 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Consideration of Director Nominees
The Nominating and Corporate Governance Committee understands the Board member recruitment process is critical to providing strategic perspective while also bringing specific experience and expertise to a broad range of issues. A diverse Board provides keen insights and creates a decision-making environment that is more likely to take into account the various risks, consequences, and implications of potential solutions.

In discharging its responsibilities, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. In the past, the Committee has also retained a third-party executive search firm to identify candidates.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be delivered to, or mailed and received at, our principal executive offices not earlier than January 9, 2020 and not later than January 29, 2020; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days prior to, or 60 days after May 8, 2020, notice by the shareholder must be so delivered, or mailed and received, no later than the close of business on the 10th day following the day on which the date of such annual meeting was first publicly disclosed.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for particular areas of expertise, and the evaluations of other prospective nominees. The Committee considers how the core competencies of the current Board as a whole align with the corporate strategy of SCI, which may change over time. Currently the collective competencies considered include:

•	Accounting and finance

•	Industry knowledge

•	Strategic insight

•	Understanding and fostering leadership

•	Business judgment and management expertise

•	Diverse experiences and backgrounds
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines include personal characteristics and collective core competencies.

The personal characteristics sought in prospective candidates include the following:

•	Integrity, character, and accountability

•	Ability to provide wise and thoughtful counsel on a broad range of issues

•	Financial literacy and ability to read and understand financial statements and other indices of financial performance

•	Ability to work effectively with mature confidence as part of a team

•	Ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities

•	Commitment to prepare for and attend meetings and to be accessible to management and other Directors

After completing this evaluation process, the Committee makes nomination recommendations to the full Board. The Board determines the nominees after considering the recommendation and report of the Committee.

Director Independence
The Board conducted an annual review and affirmatively determined 8 of the current 10 Directors are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines which reflects the current Director nominees and continuing Directors and excludes Dr. Ed Williams who passed away in 2018 and John Mecom, who decided to not seek another term as a Board member.

Tom Ryan is considered non-independent because of his employment as a senior executive of the Company. Blair Waltrip is considered a non-independent Director because he is the son of the founder and Chairman Emeritus, R.L. Waltrip.

22 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Change in Leadership Structure
Over the past two years, there have been significant changes in our leadership and Board of Directors. In 2016, after 53 years, Mr. R.L. Waltrip stepped aside as Chairman and the Board appointed current CEO, Mr. Tom Ryan, as Chairman and simultaneously, the Board appointed Mr. Tony Coelho as Lead Independent Director in a newly created role. In 2018, we strengthened our Lead Director's responsibilities by making provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair.

The Board believes this structure is effective by allowing one person to speak for and lead both the Company and the Board. Independent Board oversight is accomplished through a Lead Independent Director.

This structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by running the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting us.

Our Board believes shareholders have benefited from Mr. Ryan’s strategic and operational insights and strong leadership skills. Mr. Ryan's skills range from day-to-day operational execution to long-term strategic direction.
Our performance under the current leadership structure has been strong, strengthening the position of our Company as the leader in the deathcare industry.

During 2018, after 56 years of meaningful contributions, in order to recruit the next generation of leaders for our Board, Mr. R.L. Waltrip decided not to seek another term as an elected member of our Board of Directors. Also during 2018, we also elected two new Directors, Jakki L. Haussler and Sara Martinez Tucker. After 36 years of service on the Board, Mr. Mecom decided to not seek another term as a Board member.

Risk Oversight
The Board of Directors has assigned the Nominating and Corporate Governance Committee the quarterly oversight responsibility for the Company’s enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee.

•	The Audit Committee is responsible for oversight of major financial risks relating to the Company’s accounting matters and financial reporting compliance.

•	The Compensation Committee has oversight of the risk assessment of the Company’s compensation programs.

•	The Investment Committee has oversight of risks relating to the investment of trust funds, our primary funeral preneed insurance provider, and our employee sponsored retirement accounts.

•	The Nominating and Corporate Governance Committee oversees the risk assessments of the other committees and of management and annually provides enterprise risk management reports to the Board.

The Board appreciates the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Company.
✓ The Audit Committee oversees the Company's controls related to cybersecurity.
✓ The Nominating and Corporate Governance Committee oversees the risk assessment related to cybersecurity.

Strategy Oversight
One of the Board’s key responsibilities is overseeing the Company’s strategy, and the Board has experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves constructive engagement between management and the Board. Our Board acts as a strategy committee and regularly discusses the key priorities of our Company, taking into consideration the Company’s long-term strategy with global economic, consumer, and other significant trends within our industry. Discussions in the boardroom are enhanced with visits to locations, which provides Directors an opportunity to see strategy execution first hand.

23 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

No Shareholder Rights Plan
Prior to 2008, SCI maintained in place a shareholder rights plan, sometimes called a “Poison Pill”, which could provide an opportunity for negotiation during a hostile takeover attempt. Our Board allowed the shareholder rights plan to expire in July 2008 and has not implemented another shareholder rights plan.

Lead Independent Director

Anthony L. Coelho - Lead Independent Director

Key Duties and Responsibilities of Lead Independent Director:
● Preside over independent executive sessions held on a regular basis
● Serve as liaison to the Chairperson
● Engage in performance evaluation of Directors and CEO
● Interview Director candidates
● Communicate with shareholders
● Consult with committee chairpersons
● Authorized to call a special meeting of the Directors

The Lead Independent Director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of both management and the Company’s controlling shareholders. Based on shareholder feedback, we have recently strengthened the responsibilities of the Lead Independent Director through provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair.
The authority and responsibilities of the Lead Director include, but are not limited to, the following:

•	Call Meetings of the Board. The Lead Director has authority to call meetings of the Board, upon proper notice given to the members in accordance with the Bylaws.

•
Preside over executive sessions. The Lead Director will preside at all meetings of the Board at which the Chair is not present, including all meetings and executive sessions of the independent Directors.

•
Serve as liaison to the Chair. The Lead Director serves as the principal liaison between the independent Directors and the Chair. The Lead Director will be available to discuss any concerns the other independent Directors may have and to relay those concerns, where appropriate, to the Chair.

•
Board information, agendas, and meeting schedules. The Lead Director consults with the Chair regarding the information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information and consults with the Chair on the scheduling of and agendas for Board meetings.

•	Engage in performance evaluation of Directors and CEO. The Lead Director works with the

Nominating and Corporate Governance Committee in the process of evaluating the performance of the CEO and the Directors, including conveying evaluation feedback to those persons.

•
Interview Director candidates. The Lead Director interviews Director candidates along with the Nominating and Corporate Governance Committee. The Lead Director also provides guidance on the orientation process for new Directors.

•	Communicate with stockholders. As requested and deemed appropriate by the Board, the Lead Director is available for consultation and direct communication with stockholders and other stakeholders.

•
Serve as the Board Chair on an interim basis. The Lead Director will serve as the Chair on an interim basis in the event of the death or disability of the Chair or if circumstances arise in which the Chair may have an actual or perceived conflict of interest.

•	Perform other duties as requested. The Lead Director performs such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.

Our Lead Independent Director, contributes to improved corporate performance by taking responsibility for improving Board performance, building a productive relationship with the Chief Executive Officer, and supporting effective communications with shareholders.

24 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Special Meeting of Shareholders
A special meeting of shareholders may be called at any time by the holders of at least 10% of the outstanding stock entitled to be voted at such meeting, by the Board of

Directors, by the Chairman of the Board, or by the Chief Executive Officer.

Board Composition and Meetings
Independent Directors comprise a majority of the Board of SCI. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board are all composed entirely of Directors who are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. The full Board meetings had 100% attendance, and each individual committee meeting in 2018 had 93% or higher attendance by the relevant Directors. Although the Board does not have a policy on Director attendance at annual meetings, three Board members attended the Company’s 2018 Annual Meeting of Shareholders.
% = percentage of meetings attended by SCI Directors
There were no material issues or circumstances in 2018 that required a Executive Committee session.

Annual Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees and facilitates a comprehensive self-evaluation of Board members and each of the Board committees on an annual basis to determine whether the Board and its committees are functioning effectively and to identify any areas to further enhance Board and committee operations.

The Nominating and Corporate Governance Committee also oversees a director peer review process as part of the annual renomination review process and for the ongoing professional development of Board members.

Board Orientation and Education Program
SCI has an orientation program for new Board members that includes formal and informal sessions with other Directors and senior SCI executives. This program also encourages attendance at meetings of committees of which the newly elected Director is not a member to gain familiarity with the work of the Board committees and the issues they are addressing. The focus of continuing education for SCI Directors is on developing educational sessions that the Directors find meaningful and useful.

These may range from educational sessions specific to issues confronting SCI and its industry to sessions covering corporate governance trends and issues. In addition, the Nominating and Corporate Governance Committee encourages Directors to attend continuing education programs that are offered by various universities, institutes, etc. Additionally, Board members periodically perform site visits to SCI facilities either individually or as a group.

25 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Executive Sessions

At the end of every regularly scheduled Board meeting, the Board meets in an executive session attended only by the non-management Directors without management present. The Lead Independent Director chairs these executive sessions. Shareholders and other interested parties may communicate to the Lead Independent Director any comments they wish to make known to the non-management Directors, by using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.

Board Committees
As part of its annual Board and committee evaluation process, the Board reviews its committee structure and committee responsibilities ensuring that matters important to SCI have the appropriate focus and ensuring the effectiveness of each committee’s role. Currently, the Board has four standing committees. The Board has adopted a written charter for each of these committees. These charters are available on SCI’s website at www.sci-corp.com in the “Corporate Governance” section. Information about each committee is provided below.

AUDIT COMMITTEE
Chair: Victor L. Lund Other members: Alan R. Buckwalter, Jakki L. Haussler, Clifton H. Morris, Jr. Meetings in 2018: Seven

Each member of the Audit Committee meets the independence requirements of the NYSE guidelines.

Key Oversight Responsibilities
●	Integrity of the financial statements
●	Engagement, qualifications, independence, and performance of the independent registered public accounting firm
●	Scope and results of the independent registered public accounting firm's report
●	Performance and effectiveness of our internal audit function
●	Policies with respect to risk assessment and risk management
●	Quality and adequacy of our internal controls, including reviewing our cybersecurity controls
●	Financial reporting activities and disclosure matters

Audit Committee in 2018
The Audit Committee met seven times in 2018, and the Committee attendance record was 93%. Four of the meetings were focused primarily on our quarterly financial reports and our related earnings releases. At each of these meetings, the Committee reviewed the documents in depth as well as reviewed the independent registered public accounting firm's report. The Committee regularly meets with the independent registered public accounting firm representatives outside the presence of management. Additionally, the Committee meets regularly with individual members of management to discuss relevant matters. The Committee meets with the Company’s internal auditors outside the presence of management. The Committee also performs quarterly reviews of any legal matters that could have a significant impact on our financial statements and plays a vital role in assessing the management of financial risk. The report of the Audit Committee can be found on page 31.

26 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMPENSATION COMMITTEE
Chair: Alan R. Buckwalter Other members: Anthony L. Coelho, John W. Mecom, Jr., Ellen Ochoa, Marcus A. Watts Meetings in 2018: Five

Each member of the Compensation Committee meets the independence requirements of the NYSE guidelines.

Key Oversight Responsibilities
●	Oversees our executive compensation and benefits policies and programs
●	Sets compensation for the Chairman and CEO
●	Reviews and approves compensation for all other executive officers
●	Determines appropriate individual and Company performance measures
●	Approves all executive employment contracts
●	Determines and ensures compliance with SCI stock ownership guidelines for officers
●	Assesses the risk of SCI’s compensation programs

Compensation Committee in 2018
The Compensation Committee met five times in 2018 with a 100% attendance record. The Committee devoted substantial time in its oversight of SCI’s compensation programs and its review of feedback received from shareholders. As a result of input received from shareholders, the Committee added a return on equity modifier to the total shareholder return metric in the performance unit plan. They also changed the performance unit plan to be denominated in SCI shares instead of cash. The Committee’s full review of executive compensation matters and its decisions are discussed in the Compensation Discussion and Analysis beginning on page 34.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Chair: Marcus A. Watts Other members: Anthony L. Coelho, Victor L. Lund, Clifton H. Morris, Jr., Sara Martinez Tucker Meetings in 2018: Four

Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE guidelines.

Key Oversight Responsibilities
●	Composition of the Board and Board committees
●	Identification and recruitment of new candidates for the Board
●	Review process for renomination of current Board members and nominees recommended by shareholders
●	Development of corporate governance principles and practices
●	SCI’s enterprise risk management function, including oversight of cybersecurity risks
●	Succession planning for CEO and other SCI executives
●	Performance evaluation of the CEO, Board, and Board committees
●	Continuing education sessions for SCI Directors

Nominating and Corporate Governance Committee in 2018
The Nominating and Corporate Governance Committee met four times in 2018, and the Committee attendance record was 100%. During 2018, the Committee presented the two new nominees for the Board of Directors, Jakki L. Haussler and Sara Martinez Tucker, who were elected at the last annual meeting. Additionally, the Committee was instrumental in their support of the Company's proposals of declassifying the Board and reducing certain supermajority voting requirements.

27 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

INVESTMENT COMMITTEE
Chair: W. Blair Waltrip Other members: Jakki L. Haussler, John W. Mecom, Jr., Ellen Ochoa Meetings in 2018: Four

Key Oversight Responsibilities
●
Coordinates management of SCI’s preneed trust funds and perpetual care trust funds with independent trustees; SCI’s employee Investment Operating Committee, headed by SCI executives; as well as its wholly-owned registered investment advisor and a third party consultant

●	Reviews the management of the trust funds, performance of the trustees, and investment manager changes made by the trustees
●	Recommends investment policies and guidelines in conjunction with the Investment Operating Committee and wholly-owned registered investment advisor and third party consultant
●	Reviews SCI’s primary funeral preneed insurance provider
●	Monitors short-term cash investments of SCI and funds associated with SCI’s retirement plans
●	Oversite of the Company's employer sponsored retirement accounts

Investment Committee in 2018
The Investment Committee met four times in 2018, and the Committee attendance record was 100%. The Committee spent time providing guidance to monitor and improve the structure of SCI's preneed and perpetual care trust portfolios. Additionally, the Committee provided oversight of the financial condition of the Company’s primary prearranged funeral insurance provider. Blair Waltrip became the Chair after the passing of Dr. Edward Williams in 2018.

EXECUTIVE COMMITTEE
Chair: Thomas L. Ryan Other members: Alan R. Buckwalter, Anthony L. Coelho, Victor L. Lund, Robert L. Waltrip, Marcus A. Watts Meetings in 2018: None

Key Oversight Responsibilities
●	Has authority to exercise many of the powers of the full Board between Board meetings
●	Is available to meet in circumstances when it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision making on a specific issue

Executive Committee in 2018
The Executive Committee did not meet in 2018 as all matters were handled at the regularly scheduled Committee and Board meetings.

28 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Director Compensation

Our Corporate Governance Guidelines provide for compensation for our non-employee Directors’ services, in recognition of their time and skills. Mr. Ryan, who is also an employee, does not receive additional compensation for serving on the Board. Annual compensation for our non-employee Directors is composed of cash and stock-based equity compensation.

Maintaining a market-based compensation program for our non-employee Directors enables the Company to attract qualified members to serve on the Board. With the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Nominating and Corporate Governance Committee periodically reviews our non-employee Director compensation levels and practices and compares them to that of comparable companies to ensure they are aligned with market practices (the “Peer Comparator Group” - see Annex B). Specifically, comparisons are made to the companies included in the Comparator Group used for benchmarking the compensation of our executives, as well as to data presented in the annual NACD Director Compensation Report.

Components of Board Compensation:

•	The annual Board cash retainer is $90,000.

•	Cash retainers for leadership positions on the Board are as follows:

◦	Lead Director - $30,000

◦	Audit Committee Chair - $25,000

◦	Compensation Committee Chair - $20,000

◦	Investment Committee Chair - $15,000

◦	Nominating and Corporate Governance Committee Chair - $15,000

•	Annual stock grants are based on a target value of $180,000 per Director.

The Compensation Committee believes our total Director compensation package is competitive with market practices, as well as fair and appropriate in light of the responsibilities and obligations of our non-employee Directors. The following table sets forth non-employee Director compensation for 2018.
2018 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	Total
Alan R. Buckwalter	$110,000	$180,007	$—	$290,007
Anthony L. Coelho	120,000	180,007	—	300,007
Jakki L. Haussler	67,500	180,007	—	247,507
Victor L. Lund	115,000	180,007	—	295,007
John W. Mecom, Jr.	90,000	180,007	—	270,007
Clifton H. Morris, Jr.	90,000	180,007	—	270,007
Ellen Ochoa	90,000	180,007	—	270,007
Sara Martinez Tucker	67,500	180,007	—	247,507
W. Blair Waltrip	93,750	180,007	—	273,757
Marcus A. Watts	105,000	180,007	—	285,007
Edward E. Williams	78,750	180,007	—	258,757
(1) Amounts in the Stock Awards column represent the annual stock grants based on a target value of $180,000 per Director.
(2) Amounts in this column include any increases in the actuarial present value of benefits as discussed under “Directors’ Retirement Plan” below. During the year ended December 31, 2018 Mr. Mecom's pension value declined $12,961, both Mr. Coelho and Mr. Morris pension values declined $6,481, and Mr. Williams value declined $3,383.

Directors’ Retirement Plan

Effective January 1, 2001, the Non-Employee Directors’ Retirement Plan was amended such that only years of service prior to 2001 are considered for vesting purposes. Non-employee Directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of up to $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven, and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). Any increases in the actuarial present value of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.

29 www.sciannualmeeting.com

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Director Ownership of SCI Stock
Stock ownership has a critical role in aligning the interests of Directors with those of our shareholders. The Company's Corporate Governance Guidelines contain a policy to encourage the Directors to own SCI stock. Under the guidelines presently in effect, each Director’s SCI stock ownership should be a value of at least $500,000 within five years of the Director’s initial election to the Board. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the year ($40.26 per share at December 31, 2018 or a minimum shareholding of 12,419 shares). Jakki L. Haussler and Sara Martinez Tucker recently became Directors in 2018. All other members of the Board are above the minimum guideline. The following graphic presents the current holdings, excluding stock options, for our Directors as of March 11, 2019. (Further details are provided in the tables of Director and officer shareholdings listed under “Voting Securities and Principal Holders”.)

30 www.sciannualmeeting.com

AUDIT COMMITTEE MATTERS

Proposal 2: Proposal to Ratify the Selection of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of the Company has recommended PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019. PricewaterhouseCoopers and its predecessors have audited the Company’s accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders’ ratification of the selection at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting will be required for this proposal to be ratified.

The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company.

Report of the Audit Committee

Purpose

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its independent and objective oversight responsibilities by:

•	ensuring the integrity of the Company’s accounting functions and proper internal control over financial reporting,

•	ensuring the Company’s compliance with legal and regulatory risk and other compliance matters;

•	reviewing the independent registered public accounting firm’s qualifications, and

•	overseeing the performance of the Company’s internal audit function.

To conduct a proper review, the Audit Committee schedules its meetings with management and the independent public accountants (currently PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee meets separately with the independent public accountants, internal auditors, and management of the Company. Further details of the Audit Committee’s functions are located in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on SCI’s website, www.sci-corp.com, and available in print to any shareholder who requests it.

Committee Membership and Appointment

Each member of the Audit Committee is independent and financially literate, as defined by the New York Stock Exchange rules, and is limited to serving on no more than three audit committees of public companies. The Board of Directors has appointed, and the Audit Committee has acknowledged, Mr. Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as
defined by the rules of the Securities and Exchange Commission.

The Committee complies with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the "SEC") and the securities exchange on which the Company's securities are listed, including those related to independence, as applicable.

Audit Committee Responsibilities

The Audit Committee relies on the work and assurance of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics, and conflicts of interest.

The independent registered public accounting firm is responsible for performing an independent audit of the annual consolidated financial statements and expressing an independent opinion on compliance of those financial statements under the United States Generally Accepted Accounting Principles, and expressing an opinion on the effectiveness of the internal controls of the Company.

31 www.sciannualmeeting.com

The Committee reviews and discusses with management and the independent auditors the following:

•
quarterly financial statements and the annual audited financial statements of the Company, including the Company's specific disclosures included in Management's Discussion and Analysis of Financial Condition and Results of Operations;

•	earnings releases and guidance provided to analysts and rating agencies;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and

•	issues as to the adequacy of the Company's internal controls, including those related to cybersecurity, and any special steps adopted in light of material control deficiencies.

Meetings Structure

The Audit Committee may request that any Directors, officers, or associates of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. Subject to any limitations set forth in the Corporate Governance Guidelines of the Company, the Committee in order to carry out is responsibilities may exclude from its meetings any persons it deems appropriate.

The Committee provides reports to the Board of Directors and keeps written minutes of its meetings. In connection therewith, the Committee reviews with the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent public accountants, or the performance of the internal audit function.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing AS 1301 (Communications with Audit Committees), as modified or supplemented. The discussions occurred with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments, and the transparency of disclosures in the Company’s consolidated financial statements.

The Audit Committee has also received written disclosures in a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. This review also includes discussions of audit and non-audit fees as well as evaluation of the Company's significant financial policies and accounting systems and controls.
The Audit Committee has also reviewed the independence of the independent registered public accounting firm considering the compatibility of non-audit services with maintaining their independence from the Company. Based on our review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Victor L. Lund, Chair

Alan R. Buckwalter

Jakki L. Haussler

Clifton H. Morris, Jr.

32 www.sciannualmeeting.com

AUDIT COMMITTEE MATTERS

Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. All of the fees set forth below were pre-approved by the Audit Committee.

	Audit fees[1]	Audit-related fees[2]	Tax[3]	All other fees[4]	Total
2018	$6,381,640	$778,774	$248,000	$4,900	$7,413,314
2017	$5,720,298	$332,000	$63,000	$4,000	$6,119,298

1
Fees associated with the annual audit of the Company’s consolidated financial statements in Form 10-K and the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to statutory audits.

2
Audit-related fees in 2018 fees were related to various accounting standards adopted during 2018. The 2017 fees were primarily related to the review of the new revenue recognition accounting standard adopted by the Company on January 1, 2018 and the 2017 issuance of $550.0 million 4.625% Senior Notes due December 2027.

3	Fees for tax services for both years were related to LLC tax preparation.
4	All other fees in both years were for research database licensing. In 2018, also included is the fee associated with the disclosure checklist tool.

33 www.sciannualmeeting.com

COMPENSATION DISCUSSION AND ANALYSIS

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to SEC rules, we are asking shareholders to approve, on an annual basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related material contained in our Proxy Statement.”
The compensation of our executive officers is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and therefore the compensation awarded to Named Executive Officers under the current program, fulfills this objective.

Shareholders are urged to read this Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The Committee in recent years has considered the feedback from shareholders in making specific compensation plan changes. Our compensation plan was well received by our shareholders as reflected in our annual say-on-pay vote last year when over 89% of the shares voted were in favor of the Named Executive Officer compensation. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.

The Board of Directors recommends a vote “FOR” advisory approval of the resolution set forth above.

Introduction
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2018, all of whom are collectively referred to as the “Named Executive Officers”. Our Named Executive Officers (NEOs) for 2018 were:

Thomas L. Ryan (1)	Chairman of the Board and Chief Executive Officer
Michael R. Webb (1)	President and Chief Operating Officer
Eric D. Tanzberger	Senior Vice President, Chief Financial Officer
Sumner J. Waring, III (1)	Senior Vice President, Operations
Gregory T. Sangalis	Senior Vice President, General Counsel and Secretary

The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of highly ethical standards and integrity and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate objectives.

(1) As announced on January 22, 2019, Michael R. Webb informed the Company of his intent to retire effective March 31, 2019. Thomas L. Ryan will assume the role of President in addition to his existing roles of Chairman of the Board and Chief Executive Officer, and Sumner J. Waring, III will assume the role of Chief Operating Officer, both effective April 1, 2019.

34 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary
Our management has a strong focus on delivering long-term profitable growth and returning value to our shareholders. This long-term focus has contributed significantly to the Company’s total shareholder return as seen below. Also, below we reflect the Company's 2018 performance for adjusted earnings per share and adjusted operating cash flow.

Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.
2018 Company Performance
As detailed in the Q&A with our Chairman and CEO earlier in this Proxy Statement, the Company delivered outstanding financial results in 2018, including the following:

•	Maintained our position as the largest provider in the Company’s industry, with 15%-16% market share and $3.2 billion in revenue.

•	During 2018, we grew our funeral and cemetery preneed sales 6.5% and 4.3%, respectively, to $1.8 billion which allowed our preneed backlog to grow to $11.1 billion.

•	Increased adjusted earnings per share by approximately 15% compared to 2017.

•	Adjusted operating cash flow was approximately $610 million, which is a 10% increase over the prior year.

•
We enhanced shareholder value by deploying capital of $628 million, investing $227 million to acquisitions and new build opportunities, and returning $401 million through dividends and share repurchases.

•	Achieved a total shareholder return (TSR) of 142% over the last five fiscal years, outpacing the return of the S&P 500 of 50%.

35 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Key Features of Our Compensation Programs

Over the course of the past several years, acting in the interests of the stockholders, the Compensation Committee in conjunction with management has adjusted compensation programs toward greater performance-based compensation. In addition, we have collectively modified or eliminated certain components of our programs to better align with prevailing standards. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving standards.

WHAT WE DO:
✓
We pay for performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated by the historical payouts related to our annual and long-term incentive plans.

✓
We require stock ownership. We maintain stock ownership guidelines for officers and Directors. Under the guidelines, an officer should retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the stock ownership guidelines.

✓
We have claw-backs. The Company maintains claw-back provisions that are triggered in certain circumstances. If triggered, the provisions provide for a claw-back of annual performance-based incentives paid in cash, stock options, restricted stock, and performance units.

✓	We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.
✓
We have an ongoing shareholder outreach program. As part of our commitment to effective corporate governance practices, we regularly engage with shareholders. We specifically discuss executive compensation along with other important topics regularly as an ongoing part of our outreach program.

WHAT WE DON’T DO:
X
We do not allow tax gross-ups. We do not provide tax gross-ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross-ups in the event of a change of control of the Company.

X	We do not allow hedging or pledging. We have policies that prohibit officers and Directors from hedging or pledging their SCI stock ownership.
X	We do not allow the repricing of stock options. We have policies that prohibit subsequent alterations of stock option pricing.

Consideration of 2018 "Say-on-Pay" Vote
At our Annual Meeting of shareholders held on May 23, 2018, 89.4% of the shares voted were in favor of the proposal for an advisory vote to approve Named Executive Officer compensation (“say-on-pay” vote), which was approximately the same in 2017. These votes represented a majority of our outstanding shares. The Compensation Committee believes this result is an indication that a substantial majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders.

36 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Process
The Company’s compensation philosophy as implemented through the Compensation Committee is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives.
Our overall compensation philosophy provides target direct compensation opportunities within a competitive range of target pay levels among general industry companies of comparable size and scope (the “Peer Comparator Group” - see Annex B). Incentive programs provide opportunities to exceed Peer Group target compensation levels through annual and long-term performance-based incentives paid in cash and stock. However, if performance targets are not met, then the resulting performance-based award payouts will be below target levels. We believe these target levels of direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. In making annual compensation decisions, the Compensation Committee reviews each Named Executive Officer’s total compensation, as well as the compensation components, for reasonableness and comparability to market levels and the prior year’s compensation.

The compensation components are designed to motivate our senior leadership to operate as a team to achieve Company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company.
In the first quarter of each year, our independent consultant presents to the Compensation Committee comparative market information, including benchmarking data discussed below. For the Chairman and CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation, but requests input and recommendations from Meridian. For other Named Executive Officers, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. In the first quarter of each year, the Compensation Committee reviews the market data and recommendations and sets the compensation components of annual base salary, annual performance-based incentives, and long-term incentives for that year. Below is a graph aligning CEO pay and performance, using the five year total shareholder return.

CEO Pay and Performance Alignment
(1) A change in the denomination of the performance unit plan created a temporary distortion in the disclosure of 2018 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the initial inclusion of 2018 performance plan grant value. For more information, please see page 42.

37 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Below is an overview of SCI’s elements of compensation and a graph showing the percentage of the total for each element.
(1) A change in the denomination of the performance unit plan created a temporary distortion in the disclosure of 2018 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the initial inclusion of 2018 performance plan grant value. For more information, please see page 42.

Approximately three-fourths of our NEOs' compensation is performance-based.

Element	Description	Objective	Recent Changes
Annual Base Salary page 39	Fixed cash element of compensation established within a competitive range of benchmark pay levels.	Serves to attract and retain executive talent and may vary by individual or due to marketplace competition or economic conditions.	Reduced peer group for benchmark studies.
Annual Performance-Based Incentive Compensation page 39	Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash.	Rewards achievement of shorter term financial and operational objectives we believe are primary drivers of our common stock price over time.
For 2018, we have transitioned return on equity to a modifier for the performance unit plan under Long-Term Incentive Compensation rather than as a metric for our Annual Performance-Based Incentive Compensation Plan.

Long-Term Incentive Compensation page 40	Stock Options – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year.	Rewards for the Company’s stock price appreciation.
	Restricted Stock – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year.	Supports retention and furthers stock ownership.
	Performance Units – the performance unit plan measures the three-year total shareholder return (“TSR”) relative to a peer group of public companies (see Annex C and D).	Rewards for effective management of the Company's performance over a multi-year period and delivering positive TSR.	● Reduced size of the peer comparator group. ● Added a return on equity modifier for 2018 awards. ● Units are now denominated in shares instead of cash.
Other Compensation page 43	Retirement Plans – Executive Deferred Compensation Plan and 401(k) Plan.	Provide financial security for retirement.
	Perquisites and Personal Benefits – reasonable benefits as described on page 43. .	To enhance executive performance by facilitating effective management of personal matters.

38 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Annual Base Salaries

We target the base salary levels of our Named Executive Officers within a competitive range of benchmark pay levels defined in the competitive benchmarking study described on page 46. We believe these levels are appropriate to motivate and retain our Named Executive Officers, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive. The Compensation Committee made the adjustment reflected below based on consideration of benchmark pay levels for each executive and in recognition of strong performance during 2017. In the first quarter of 2018, the Compensation Committee made the following salary adjustments:

	2018 Salary	2017 Salary	Change	% Change
Thomas L. Ryan	$1,200,000	$1,200,000	$—	—%
Michael R. Webb	750,000	750,000	—	—%
Eric D. Tanzberger	600,000	600,000	—	—%
Sumner J. Waring, III	570,000	570,000	—	—%
Gregory T. Sangalis	500,000	480,000	20,000	4.2%

Annual Performance-Based Incentives Paid in Cash

We use annual performance-based incentives paid in cash to focus our executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2018, the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our Named Executive Officers. The target award opportunities for the Named Executive Officers for 2018 were as follows:

Target Award Opportunity (% of Base Salary)
Thomas L. Ryan	125%
Michael R. Webb	100%
Eric D. Tanzberger	90%
Sumner J. Waring, III	90%
Gregory T. Sangalis	80%
We believe normalized earnings per share and free cash flow per share drive the current performance of the Company and enhance shareholder value. Comparable preneed cemetery property production is a key driver of current performance, as we are generally able to recognize this revenue at the time of sale when the property is ready and available for use. While all other comparable preneed funeral and cemetery production is generally deferred and does not have an immediate impact on earnings, we believe such production is driving future market share growth, adding stability to our future revenue stream, and creating future value for our shareholders over the long term. The 2018 performance measures discussed below are similar to the performance measures utilized in 2017.

● Normalized Earnings per Share, which we calculate by applying a 24.2% effective tax rate to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude the items listed below. The effective tax rate is fixed and does not change throughout the year.

● Normalized Free Cash Flow per Share, which we calculate by (1) adjusting reported cash flows from operating activities to exclude the cash impact of the items listed below, (2) deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property, (3) utilizing the forecasted amounts of cash taxes paid in 2018 relate to normal operating activities, and (4) dividing the result by the reported weighted average diluted number of shares outstanding in 2018.

● Comparable Preneed Production, which we define as the percentage of growth over prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in mixed currency dollars (USD and Canadian dollars).

For 2018, we weighted each of the performance measures at 33 1/3%. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance

39 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

period from January 1 through December 31, 2018. We calculated awards for performance levels between threshold and target or target and maximum using straight-

line interpolation. The 2018 performance targets, SCI’s actual performance, and resulting payout percentages are set forth below.

2018 Performance Targets and Actual Performance
Performance Measure	Threshold for 0% Payout(1)	Target for 100% Payout	Maximum for 200% Payout	2018 Actual Performance	2018 Performance as % of Target	Payout Percentage
Normalized Earnings per Share	$1.73	$1.81	$1.89	$1.77	97.76%	49.34%
Normalized Free Cash Flow per Share	$1.85	$2.04	$2.23	$1.99	97.39%	71.96%
Comparable Preneed Production (2)	102.50%	105.00%	107.50%	105.03%	100.02%	101.02%
Total Payout Percentage						74.10%

(1) Any performance above the threshold results in a payout.
(2) Expressed as a percentage of comparable 2017 performance.
The Compensation Committee believes it is appropriate to exclude certain non-routine items from performance metrics to encourage appropriate decision making regarding operations and capital deployment. For 2018, the Compensation Committee approved the exclusion of net gains or losses on dispositions, currency losses, losses associated with the early extinguishment of debt, and IRS settlements related to prior years.
As a result of the foregoing and giving effect to the weightings described above, our Named Executive Officers received annual performance-based incentives paid in cash at 74.10% of their individual incentive targets. The actual dollar amounts of the payouts are set forth in footnote (2) to the Summary Compensation table below.
The Compensation Committee established each Named Executive Officer’s target opportunity for 2018 to be consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunities were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieved the performance targets established by the Compensation Committee, executive officers would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI’s performance relative to the performance goals. The range of performance goals established a lower threshold to achieve a minimal annual performance-based incentive but with a higher threshold to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period.

Long-Term Incentive Compensation
In February of each year, the Compensation Committee approves the long-term incentive award grants for that year. Awards granted in 2018 under our long-term incentive compensation program consisted of three types of awards to provide balance and focus for the Named Executive Officers. Specifically, the awards consist of a mix of stock options, restricted stock, and performance units, which are designed to ensure focus on driving an appropriate culture and healthy operating platform for the Company, managing our on-going risk profile, and implementing strategies to generate superior total long-term shareholder returns. The Compensation Committee considered several factors in determining the total target value of long-term incentive compensation for Named Executive Officers, including Peer Group benchmark pay levels, the individual performance of each executive officer, the job responsibilities of each executive officer, and the overall Company performance in light of the then current economic environment. Once the total target value was established for each executive officer, we calculated and granted to the executive officer (i) the number of stock options that had a value equal to one-third of the total target value, (ii) the number of shares of restricted stock that had a value equal to one-third of the total target value, and (iii) the number of performance units that had a value equal to one-third of the total target value. We believe that the grant of significant annual equity awards further aligns the interests of senior management and the Company’s shareholders. Therefore, the grant of stock options and the award of restricted stock are important components of annual compensation. Although the Compensation Committee does not consider current stock ownership levels in determining equity awards, we do annually review the ownership levels and progress towards established ownership guidelines, as discussed below.

40 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Stock Options
The purpose of using stock options is to provide executive officers a reward value that is directly attributable to their ability to increase the value of the business and our stock price.

Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one-third per year and have an eight-year term.
Restricted Stock
The purpose of using restricted stock with service-based vesting provisions is to assist in retaining our executive officers and encourage stock ownership. The restricted stock awards are made in February each year at the same time as the stock option grants and vest at a rate of one-third per year.
Performance Units
The performance units are intended to reward executive officers for effective management of the business over a multi-year period. The performance unit plan measures the three-year total shareholder return (“TSR”) relative to public companies that are a subset of the Peer Group (see Annex C and D). The subset of the Peer Group is selected based on correlation in size, certain business characteristics, and stock price as well as other various factors.
TSR is defined as the percentage computed from $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Peer Group, with dividend reinvestment during the same period.
The Compensation Committee believes TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders and (ii) provides a useful means of comparing Company performance relative to the performance of public companies in the Peer Group. Prior to 2018, each performance unit had a value of $1.00 and the actual payout may vary by a range of 0% to 200% of each executive’s target award opportunity established by the Compensation Committee. Earned performance unit awards are settled in cash at the end of each three-year performance period. The chart below sets forth the range of payouts as a percent of a target award at various levels of relative performance. See below for changes made to the plan effective for 2018 and onward.
The Board approved changes to the performance unit plan to add a return on equity modifier to the total shareholder return metric to respond to shareholder feedback and a change in the denomination to award in share units rather than cash units, which is effective for the 2018 grants. Our 2018 Summary Compensation Table includes performance units for two different award periods. The 2018 grant is included in the Share Awards column and the payout for the 2016-2018 performance period is included in the Non-Equity Incentive Plan Compensation column. Please see page 42 for further explanation of the impact.

Performance Unit Range of Payouts

Award Payout Level	SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	% of Target Award Paid as Incentive*
Maximum	75th Percentile or greater	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Less than 25th Percentile	—%
* Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
We believe positive relative performance in a down year deserves a reward, but should be limited. Therefore, payouts are capped at target if SCI experiences negative TSR for a performance cycle but performs well in relation to the Peer Group.

For the 2016 - 2018 performance cycle, the closing stock price determinations as of December 31, 2015 and December 31, 2018 were used to calculate the awards due participants. For this performance cycle, the participants earned an award of 200% of the target award opportunity based on the Company’s TSR greater than 63% (compared to S&P TSR of 30%) and at the 82nd percentile or better ranking relative to the Peer Group used in 2016.
For the 2018 - 2020 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI’s TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2018 Peer Group at the end of the performance cycle at December 31, 2020.

41 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

IMPACT OF CHANGING THE DENOMINATION OF THE PERFORMANCE UNIT PLAN
As reported last year, in response to shareholder feedback and to continue our efforts to refine the correlation between executive pay and total shareholder return (TSR), the Board approved the change in the denomination of the performance unit plan from a cash based amount to an amount denominated in shares. The denomination in shares creates a stronger correlation of pay to performance and, more specifically, to total shareholder return which is objective, transparent, and impactful.

The change in denomination creates a temporary distortion in the disclosure of total compensation in the Summary Compensation Table. The distortion occurs because we are reporting the 2018-2020 performance-based plan grant that was made in 2018 and the cash payout from the 2016 performance period that concluded in 2018. This distortion will occur in our disclosure of both 2018 and 2019 compensation, after which time the cash based performance periods will have matured and there will be no more "doubling up" of grants and payouts in the Summary Compensation Table.

The table below uses Thomas L. Ryan's compensation to illustrate the impact on the Summary Compensation Table for 2018 (page 48). The prior year is as reported in the Summary Compensation Table and the current year is presented in two ways. The first presentation of 2018 compensation ties to the current Summary Compensation Table, including the double counting of the Performance Unit Plan, and the second presentation of 2018 compensation is a proforma as if the change in denomination did not occur.

•	Annual Base Salary - Fixed cash element of compensation established within a competitive range of benchmark pay levels, which is in the Salary column on the Summary Compensation Table.

•
Annual Performance-Based Incentive Compensation - Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. This is included in the Non-Equity Incentive Plan Compensation column on the Summary Compensation Table.

•	Long-Term Incentive Compensation

◦
Stock Options (SO) – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year, which is included in the Option Awards column in the Summary Compensation Table.

◦
Restricted Stock (RS) – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year, which is included in the Stock Awards column on the Summary Compensation table.

◦
Performance Units (PUP) – the performance unit plan measures the three-year total shareholder return (“TSR”) relative to a comparator group of public companies (see Annex C and D). The prior year grants of performance units were included in the Non-Equity Incentive Plan Compensation column and the current year grants are included in the Stock Awards column on the Summary Compensation Table.

•	Other Compensation - Retirement plans and perquisites. This grouping includes the Change in Pension Value Column and the All Other Compensation column from the Summary Compensation Table.

42 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Other Compensation
Retirement Plans
We believe financial security during retirement is as important as financial security before retirement. We previously maintained a Supplemental Executive Retirement Plan for Senior Officers, which ceased accruing benefits in 2000. In 2005, we implemented an Executive Deferred Compensation Plan, which includes a Company contribution for retirement.
Our Supplemental Executive Retirement Plan for Senior Officers is a non-qualified plan under which our Named Executive Officers accrued benefits until December 31, 2000. No additional benefits have been accrued after 2000. Each participant is vested in the full benefit at age 60.
To help retain and recruit executive level talent, the Company maintains the Executive Deferred Compensation Plan. This plan allows for an annual retirement contribution of up to 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the annual performance-based incentives paid in cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentives paid in cash. The plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards, and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans. In February 2019, the Company made the following contributions under the plan with respect to 2018 service and performance:

Name	7.5% Retirement Contribution	Performance Contribution	Total
Thomas L. Ryan	$173,374	$128,528	$301,902
Michael R. Webb	97,937	72,604	170,541
Eric D. Tanzberger	75,015	55,611	130,626
Sumner J. Waring, III	71,264	52,830	124,094
Gregory T. Sangalis	59,733	44,282	104,015

We also offer a 401(k) plan to our associates, including our executive officers. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $18,500,

excluding the $6,000 catch-up contributions for eligible participants age 50 and older. The Company’s match ranges from 75% to 125% of employee deferrals based on their years of Company service. The match is applied to a maximum of 6% of an officer’s salary and annual performance-based incentive, subject to the IRS compensation limits.
Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our executive officers that the Compensation Committee views as an important component of competitive compensation. These benefits are designed to enhance executive performance by facilitating effective management of personal matters and include, among others:
● Financial and legal planning and tax preparation — provided to officers to encourage critical document preparation and financial planning advice for effective tax and retirement planning.

● Supplemental medical reimbursements — provided to officers, assistance vice presidents, and managing directors. The insured benefit product covers out of pocket medical expenses, exclusive of required premium contributions by participants in the Company’s medical and dental plans, and is a valued benefit provided at a modest annual cost per participant.
● Enhanced life insurance — executive life insurance program for officers generally covering approximately 3.5 times the executive’s annual salary and bonus.

● Funeral and cemetery benefits — provides funeral/cemetery discounts for Directors and officers and their immediate families, on an atneed or prearranged basis. Under the policy, which was amended in February 2015, the Company provides funeral and cemetery merchandise, services, and interment rights at discounts ranging from 25% to 75% of retail prices.

43 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

● Use of Company aircraft — six senior officers are allowed limited and specified use of leased aircraft for personal reasons in accordance with the Company’s usage policy approved by the Board of Directors.

Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes.

Further Executive Compensation Practices and Policies
Provisions Regarding Claw-Backs
We have provisions for seeking the return (claw-back) from executive officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. These provisions are for the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock, and performance units. The provisions would be triggered if the Board of Directors determines that an officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company’s financial statements. In such an event, the Company would seek to recover from the offending officer the following:
● The actual annual performance-based incentive paid in cash to the officer, but only if the original payment would have been lower if it had been based on the restated financial results.

● The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. Any remaining vested and unvested stock options would be canceled.

● The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. Any remaining unvested restricted stock would be forfeited.

● The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. Any unpaid performance unit award would be forfeited.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing Directors and officers with regard to transactions involving the Company’s securities, including purchases and sales of common stock. Among other things, the policy provides guidelines on trading during “trading windows,” confidentiality responsibilities, and reporting obligations.
Stock Ownership Guidelines and Retention Requirements - Officers
We have stock ownership guidelines for officers. Stock ownership is generally achieved through open market purchases of SCI stock, shares acquired in the Company-sponsored 401(k) plan, vesting of restricted stock, and shares retained after exercise of stock options. The policy requires an officer to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the ownership guidelines.
For each Named Executive Officer, the stock ownership guideline shall be the amount of SCI shares having a fair market value equal to a multiple of base salary as set forth in the following table. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year. A new officer has an initial period of five years to achieve the target ownership level.
The table below sets forth our current ownership guidelines for our Named Executive Officers and their holdings, excluding stock options, as of March 11, 2019 (further details are provided in the footnotes to the tables of Director and officer shareholdings listed under the “Voting Securities and Principal Holders”).

44 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

Title	Required Salary Multiple	Minimum Shares Required	Actual Salary Multiple	Actual Shares Owned
Thomas L. Ryan, Chairman of the Board and Chief Executive Officer	6	178,838	53	1,568,309
Michael R. Webb, President and Chief Operating Officer	4	74,516	23	424,399
Eric D. Tanzberger, Senior Vice President and Chief Financial Officer	3	44,709	15	225,181
Sumner J. Waring, III, Senior Vice President, Operations	3	42,474	24	334,827
Gregory T. Sangalis, Senior Vice President, General Counsel and Secretary	3	37,258	17	207,663

At March 11, 2019, the Named Executive Officers have exceeded their ownership guideline levels for 2019.
Policies on Hedging and Pledging
In 2013, we established policies to prohibit officers and Directors from hedging or pledging their SCI stock ownership.
Employment Agreements and Termination Payment Arrangements
The Company has employment agreements with Messrs. Thomas L. Ryan, Michael R. Webb, Eric D. Tanzberger, Sumner J. Waring, III, and Gregory T. Sangalis. These agreements have current terms expiring December 31, 2019. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the officers’ employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of, and the terms and conditions of employment for, the Named Executive Officers and other officers with employment agreements in effect and determine whether to extend, modify, or allow the agreements to expire.
Consistent with this review, we amended our executive employment agreements in 2010 to eliminate any obligation to pay tax gross-up in the event of a change in control of the Company. In 2016, we replaced our executive employment agreements with updated terms (see pages 55-56 for more information).
For further discussion of these employment agreements, refer to “Executive Compensation Tables - Executive Employment Agreements” below.

Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate strategy. In the context of a possible acquisition or merger of the Company, we believe that change of control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a concern that could be a distraction for the executive. Our change of control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant and features that are commonly used by publicly other traded companies.

For further discussion of termination arrangements, refer to “Executive Compensation Tables - Potential Payments Upon Termination” below.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the CEO) and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used December 31, 2018 as our determination date and identified the median employee by examining total gross wages for all full-time, part-time, or seasonal employees who were employed at that date. After identifying the

45 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

median employee, we calculated annual 2018 compensation for the median employee using the same methodology used to calculate the CEO’s total compensation as reflected in the Summary Compensation Table on page 48 of this Proxy Statement. The median employee’s 2018 total compensation was $33,280, which was calculated in the same manner in which we calculated the CEO’s total compensation under the Item 402(c)(2)(x)

of Regulation S-K. Based on this information, the CEO’s 2018 annual total compensation was 400 times the annual total compensation of the median employee (excluding the CEO). Adjusting for the 2018 change in the denomination of the Performance Unit Plan, which was in response to shareholder feedback, the CEO pay ratio would have been 327 times the annual total compensation of the median employee (excluding the CEO).

How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate, reward, and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relation to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:
● reviews appropriate criteria for establishing annual performance targets for executive compensation that are complementary to the Company’s long-term strategies for growth;

● determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;
● ensures the Company’s executive stock plan, long-term incentive plan, annual incentive compensation plan, and other executive compensation plans are administered in accordance with compensation objectives; and
● approves all new equity-based compensation programs.
Compensation Committee Interlocks and Insider Participation
Board members who served on the Compensation Committee during 2018 were Alan R. Buckwalter, III, Anthony L. Coelho, John W. Mecom, Jr., Ellen Ochoa, and Marcus A. Watts. No member of the Compensation Committee in 2018 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company, except that Mr. Buckwalter has a family relationship as disclosed under the section entitled “Certain Transactions” on page 58.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian Compensation Partners, LLC ("Meridian") has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian’s fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2018 included preparation of competitive benchmarking reviews regarding the executive and director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure, services, and performance of their independent consultants.
Compensation Benchmarking Tools
In November 2017, in its consideration of 2018 compensation for the Named Executive Officers, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the

Named Executive Officers, reflecting pay rates for similar positions among a group of general industry companies (the “Peer Group”). The Compensation Committee used the competitive benchmark study as a reference point for

46 www.sciannualmeeting.com

COMPENSATION DISCUSSION & ANALYSIS

assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the Peer Group for 2018 by reviewing a diversified group of companies that participated in the Equilar Executive Compensation Survey. Meridian developed the Peer Group based on size and industry parameters excluding certain industries with unique or uncomparable pay practices using metrics based on data from 2016. The Compensation Committee believes this approach reflects an objective and credible methodology and results in an effective working range of competitive compensation benchmarks that appropriately considers the overall complexity of SCI’s business model. For example, the Company sells preneed contracts (approximately $1.8 billion in 2018) that are substantially deferred to our growing backlog that will be recognized as future revenue at the time of need or when we provide the services and merchandise. These preneed contracts are administered by the Company over long periods of time, and the Company oversees the management and administration of approximately $5.8 billion in trust assets and related receivables, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people-centric business of over 24,000 employees, including approximately 4,300 preneed sales personnel whose production may not initially impact revenue under GAAP. The Compensation Committee reviews the methodology and composition of the Peer Group annually and may consider modification to the methodology or source of data, as warranted.
The Peer Group used to inform 2018 pay decisions, which is based on data from 2016, comprised the 91 companies set forth in Annex B, against which SCI is positioned near the median in terms of revenue, market capitalization, and enterprise value.

SCI Compared to 2018 Peer Group (91 companies* set forth on Annex B) Based on results as of December 31, 2016

*Note StoneMor Partners, LLP and Carriage Services, Inc. two direct industry peers, were not included in our Peer Group as neither company met the financial criteria.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE:

Alan R. Buckwalter (Chairman)	Anthony L. Coelho	John W. Mecom, Jr.

Ellen Ochoa	Marcus A. Watts

47 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth information for the three years ended December 31, 2018 with respect to the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Thomas L. Ryan	2018	$1,200,000	$4,379,799	$1,963,399	$4,791,650	$—	$977,606	$13,312,454
Chairman of the Board	2017	1,200,000	1,851,525	1,841,178	5,525,380	10,642	687,969	11,116,694
Chief Executive Officer	2016	1,200,000	1,688,824	1,629,693	5,012,396	6,728	866,121	10,403,762
Michael R. Webb	2018	750,000	1,687,784	752,175	2,007,825	—	596,719	5,794,503
President	2017	750,000	731,250	725,549	2,462,719	23,187	388,687	5,081,392
Chief Operating Officer	2016	749,539	666,172	643,520	2,369,456	17,903	491,558	4,938,148
Eric D. Tanzberger	2018	600,000	987,354	442,456	1,242,194	—	394,652	3,666,656
Senior Vice President	2017	599,039	429,975	429,088	1,452,460	6,055	265,156	3,181,773
Chief Financial Officer	2016	549,846	385,444	373,297	1,317,121	3,609	356,057	2,985,374
Sumner J. Waring, III	2018	570,000	877,648	392,127	1,116,184	—	377,632	3,333,591
Senior Vice President	2017	569,615	380,250	377,988	1,334,037	—	255,820	2,917,710
Operations	2016	549,539	338,656	409,997	1,205,121	—	305,431	2,808,744
Gregory T. Sangalis	2018	499,615	696,211	311,931	906,440	—	330,067	2,744,264
Senior Vice President	2017	480,000	310,050	308,163	1,025,922	—	277,986	2,402,121
General Counsel and Secretary	2016	479,692	280,728	537,749	950,892	—	269,364	2,518,425

(1) The Stock Awards and Option Awards columns set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in Note 10 to the consolidated financial statements included in the SCI 2018 Annual Report on Form 10-K. The Performance Unit Plan, which are now denominated in shares instead of cash and is included in the Stock Awards column for 2018, are valued using a Monte Carlo valuation as of the grant date.

(2) See Non-Equity Incentive Plan Compensation table below for more information.

(3) This column sets forth the change in the actuarial present value of each executive’s accumulated benefit in 2018, 2017, and 2016 for the Supplemental Executive Retirement Plan for Senior Officers. During the year ended December 31, 2018, Mr. Ryan's pension value declined $12,952, Mr. Webb's pension value declined $26,289, and Mr. Tanzberger's declined $8,724. The assumptions made for quantifying the present value of the benefits are set forth in Note 11 to the consolidated financial statements included in the SCI 2018 Annual Report on Form 10-K.

(4) See 2018 All Other Compensation table below for more information.

48 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Non-Equity Incentive Plan Compensation Table

Name and Principal Position	Year	Annual Performance Based Incentive Paid in Cash	Performance Units(a)	Total Non-Equity Incentive Plan Compensation
Thomas L. Ryan	2018	$1,111,650	$3,680,000	$4,791,650
Chairman of the Board	2017	1,825,380	3,700,000	5,525,380
Chief Executive Officer	2016	1,692,396	3,320,000	5,012,396
Michael R. Webb	2018	555,825	1,452,000	2,007,825
President	2017	950,719	1,512,000	2,462,719
Chief Operating Officer	2016	881,456	1,488,000	2,369,456
Eric D. Tanzberger	2018	400,194	842,000	1,242,194
Senior Vice President	2017	608,460	844,000	1,452,460
Chief Financial Officer	2016	517,121	800,000	1,317,121
Sumner J. Waring, III	2018	380,184	736,000	1,116,184
Senior Vice President	2017	578,037	756,000	1,334,037
Operations	2016	517,121	688,000	1,205,121
Gregory T. Sangalis	2018	296,440	610,000	906,440
Senior Vice President	2017	425,922	600,000	1,025,922
General Counsel and Secretary	2016	394,892	556,000	950,892
(a) Performance units for 2018 related to the performance period of 2016-2018. Performance units for 2017 related to the performance period of 2015-2017. Performance units for 2016 related to the performance period of 2014-2016.

2018 All Other Compensation Table

Name	Contributions To Deferred Compensation Plan(a)	Contributions to 401(k) Plan(a)	Life Insurance Related(b)	Perquisites and Other Personal Benefits(c)		Total All Other Compensation
Thomas L. Ryan	$711,297	$20,625	$21,785	$223,899	(d)	$977,606
Michael R. Webb	391,401	20,625	28,142	156,551	(e)	596,719
Eric D. Tanzberger	269,093	20,625	6,598	98,336	(f)	394,652
Sumner J. Waring, III	256,565	20,625	7,120	93,322	(g)	377,632
Gregory T. Sangalis	190,391	16,500	22,035	101,141	(h)	330,067
(a) The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table. With respect to the Deferred Compensation Plan, the amounts may include three components: (i) base retirement contribution for 2018, (ii) performance contribution for 2018, and (iii) a restoration match for 2017.
(b) The amounts represent payment for term life insurance premiums or supplemental life insurance.
(c) The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company’s leased aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. With respect to medical reimbursement, the Company pays the executive for the medical expenses he incurs that are not reimbursed to the executive by the Company’s health insurance.
(d) For Mr. Ryan, includes $178,297 for personal use of aircraft, as well as costs regarding periodic household security services, medical reimbursement, and tax and financial planning.
(e) For Mr. Webb, includes $131,696 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(f) For Mr. Tanzberger, includes $76,995 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(g) For Mr. Waring, includes $68,905 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(h) For Mr. Sangalis, includes $82,158 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

49 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2018 with the four lines pertaining to:

● First line - Annual Performance-Based Incentives Paid in Cash         ● Third line - Restricted Stock
● Second line - Performance Units                         ● Fourth line - Stock Options

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Ryan	$—	$1,500,000	$3,000,000
				12,975	51,900	103,800					$2,431,992
							51,900				1,947,807
								355,000	$37.53	$37.65	1,963,399
Michael R. Webb	—	750,000	1,500,000
				5,000	20,000	40,000					937,184
							20,000				750,600
								136,000	37.53	37.65	752,175
Eric D. Tanzberger	—	540,000	1,080,000
				2,925	11,700	23,400					548,253
							11,700				439,101
								80,000	37.53	37.65	442,456
Sumner J. Waring, III	—	513,000	1,026,000
				2,600	10,400	20,800					487,336
							10,400				390,312
								70,900	37.53	37.65	392,127
Gregory T. Sangalis	—	400,000	800,000
				2,063	8,250	16,500					386,588
							8,250				309,623
								56,400	37.53	37.65	311,931

The material terms of each such element of compensation are described in the “Compensation Discussion and Analysis.”

Starting in 2018, the performance units are denominated in shares and can be settled in cash at the end of a three-year performance period. In the table above, the performance unit grants are valued using a Monte Carlo valuation at the grant date. In addition, the 2018 performance units provide for pro-rata vesting in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro-rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target. The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) a change of control of the Company.

Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.

50 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised stock options and restricted stock that have not vested as of the end of our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year End 2018

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(4) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas L. Ryan	200,000			$11.1750	2/7/2020	119,367	$4,805,715	103,800	$4,178,988
	390,000			15.2550	2/12/2021
	457,000			17.4050	2/11/2022
	422,000			23.0000	2/10/2023
	390,000	195,000	(1)	22.2800	2/9/2024
	157,333	314,667	(2)	29.2500	2/7/2025
	—	355,000	(3)	37.5300	2/13/2026
Michael R. Webb	189,000			11.1750	2/7/2020	46,634	1,877,485	40,000	1,610,400
	181,000			15.2550	2/12/2021
	205,000			17.4050	2/11/2022
	172,000			23.0000	2/10/2023
	154,000	77,000	(1)	22.2800	2/9/2024
	62,000	124,000	(2)	29.2500	2/7/2025
	—	136,000	(3)	37.5300	2/13/2026
Eric D. Tanzberger	96,300			23.0000	2/10/2023	27,267	1,097,769	23,400	942,084
	89,333	44,667	(1)	22.2800	2/9/2024
	36,666	73,334	(2)	29.2500	2/7/2025
	—	80,000	(3)	37.5300	2/13/2026
Sumner J. Waring, III	95,100			17.4050	2/11/2022	24,134	971,635	20,800	837,408
	86,200			23.0000	2/10/2023
	57,681	28,841	(1)	22.2800	2/9/2024
	20,318	10,160	(1)	22.2800	2/9/2024
	32,300	64,600	(2)	29.2500	2/7/2025
	—	70,900	(3)	37.5300	2/13/2026
Gregory T. Sangalis	71,400			11.1750	2/7/2020	19,517	785,754	16,500	664,290
	68,700			15.2550	2/12/2021
	76,700			17.4050	2/11/2022
	68,400			23.0000	2/10/2023
	64,666	32,334	(1)	22.2800	2/9/2024
	26,333	52,667	(2)	29.2500	2/7/2025
	—	56,400	(3)	37.5300	2/13/2026
(1) These unexercisable options expiring 02/09/2024 vest 100% on 02/09/2019.
(2) These unexercisable options expiring 02/07/2025 vest 50% each on 02/07/2019 and 02/07/2020.
(3) These unexercisable options expiring 02/13/2026 vest 33% each on 02/13/2019, 02/13/2020, and 02/13/2021.
(4) The restricted stock for each person in the table vests as follows:

	Shares Vesting 03/05/2019	Shares Vesting 03/05/2020	Shares Vesting 03/05/2021	Total Shares Vesting
Thomas L. Ryan	63,667	38,400	17,300	119,367
Michael R. Webb	24,966	15,001	6,667	46,634
Eric D. Tanzberger	14,567	8,800	3,900	27,267
Sumner J. Waring, III	12,866	7,801	3,467	24,134
Gregory T. Sangalis	10,483	6,284	2,750	19,517

(5) These unearned shares vest February 13, 2020 upon completion of certain performance goals discussed in the Compensation Discussion and Analysis.

51 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock option and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Thomas L. Ryan	529,000	$16,606,412	70,634	$2,680,560
Michael R. Webb	214,000	6,357,683	28,200	1,070,190
Eric D. Tanzberger	110,000	2,613,050	16,201	614,828
Sumner J. Waring, III	—	—	14,334	543,975
Gregory T. Sangalis	—	—	11,667	442,763

(1) Includes the shares and value of restricted stock that were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption “Executive Deferred Compensation Plan”, as follows: 70,634 shares with a value of $2,680,560 for Mr. Ryan, 28,200 shares with a value of $1,070,190 for Mr. Webb, 16,201 shares with a value of $614,828 for Mr. Tanzberger, and 11,667 shares with a value of $442,763 for Mr. Sangalis.

Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for executive officers. The plan allows for Company contributions, including contributions of up to 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans.
Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, retires on or after age 60 with ten years of service or age 55 with 20 years of service, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company’s contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock, and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock, and up to 90% of the other elements of compensation. When restricted stock is deferred, it is subject to the 3-year vesting schedule. All other of these amounts are 100% vested at time of deferral. The following tables provide information concerning contributions, earnings, and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2018

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Distributions/ Withdrawals ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Ryan	$3,179,111	$711,297	$781,307	$—	$45,123,179
Michael R. Webb	537,544	391,401	138,442	—	24,568,874
Eric D. Tanzberger	621,751	269,093	435,541	(202,027)	9,163,475
Sumner J. Waring, III	167,604	256,565	(190,422)	(77,046)	4,372,534
Gregory T. Sangalis	565,573	190,391	79,205	—	8,657,249

52 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

(1) These executive contributions were made in 2018 and are included in the Summary Compensation Table for the year 2018 in the amounts and in the table titled Executive Contributions in 2018 below.
(2) The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3) The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.
(4) The amounts below include reported contributions included in the Summary Compensation Table for years prior to 2018 and are included in the table titled Cumulative Contributions from Previous Years below.

Executive Contributions in 2018

		Non-Equity Incentive Plan Compensation
	Salary	Annual Performance- Based Incentive Paid In Cash	TSR Performance Units	Restricted Stock Awards
Thomas L. Ryan	$120,000	$365,076	$740,000	$1,954,035
Michael R. Webb	45,000	190,144	302,400	—
Eric D. Tanzberger	36,000	60,846	84,400	440,505
Sumner J. Waring, III	34,200	57,804	75,600	—
Gregory T. Sangalis	49,962	114,999	90,000	310,613

The following amounts represent cumulative contributions, which were included in the “Total Compensation” column of the Summary Compensation Table in previous years:
Cumulative Contributions from Previous Years

Thomas L. Ryan	$26,117,928
Michael R. Webb	13,396,492
Eric D. Tanzberger	5,798,655
Sumner J. Waring, III	2,903,461
Gregory T. Sangalis	1,870,654

Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2018, the available measurement funds and their respective returns were as follows:

53 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Fund Name	2018 Calendar Year Return
Advisor Managed Portfolio - Aggressive Allocation	(10.97)%
Advisor Managed Portfolio - Conservative Allocation	(2.77)%
Advisor Managed Portfolio - Growth Allocation	(9.48)%
Advisor Managed Portfolio - Moderate Allocation	(5.63)%
Advisor Managed Portfolio - Moderate Growth Allocation	(7.77)%
American Funds IS International - Class 1	(12.94)%
DWS VIT Small Cap Index VIP-Class A	(11.23)%
DFA VA US Targeted Value	(15.87)%
Fidelity VIP Gov't Money Market - Initial Class	1.65%
Fidelity VIP Index 500 - Initial Class	(4.49)%
Invesco V.I. International Growth - Series I Shares	(14.98)%
Janus Henderson VIT Enterprise - Instl Shares	(0.41)%
LVIP Baron Growth Opportunities - Service Class	(3.93)%
MainStay VP High Yield Corporate Bond - Initial Class	(1.46)%
MFS VIT II International Value - Initial Class	(9.49)%
MFS VIT III Mid Cap Value - Initial Class	(11.45)%
MFS VIT Value Series - Initial Class	(10.09)%
Morgan Stanley VIF Emerging Markets Debt - Class I	(6.94)%
PIMCO VIT Real Return - Admin Class	(2.20)%
PIMCO VIT Total Return - Admin Class	(0.53)%
SCI General Account Fund	3.00%
SCI Stock Fund	7.88%
T. Rowe Price Blue Chip Growth	1.92%
T. Rowe Price Limited-Term Bond	1.18%
Voya Russell Mid Cap Index - Class I	(9.31)%
A participant may generally elect to receive a distribution at termination in a lump sum or in installments of up to five to fifteen years. With regard to the participant’s contributions, the participant may schedule other distribution dates. For death, disability, or change of control of the Company, the participant is entitled to a lump sum payment within 60 days.

54 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Pension Plans
Supplemental Executive Retirement Plan for Senior Officers
The Supplemental Executive Retirement Plan for Senior Officers (“SERP”), is an aged non-qualified plan that allowed certain officers to accrue a non-contributory benefit for periods prior to January 1, 2001. The Plan’s terms provide for an annual benefit equal to a designated percentage of each participant’s 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant’s benefits under Social Security and the former SCI Cash Balance Plan.

A participant is fully vested at age 60. If a participant’s employment terminates before age 60, the benefit amount is prorated or reduced by multiplying the accumulated benefit by a fraction of which the numerator is the participant’s years of service and the denominator is the number of years from the participant’s hire date until the date the participant would reach age 60.

Benefit payments are made in 180 monthly installments commencing at the later of termination of employment or the attainment of age 55. A participant may elect to begin receiving monthly benefits at age 55, while still employed, provided written notice is given at least twelve months prior to the attainment of age 55. In that case, the benefit is reduced to reasonably reflect the time value of money.

If a participant dies or there is a change of control of the Company (as defined in the SERP), the Company will promptly pay to each beneficiary or participant a lump sum in an amount that will vary depending on the participant’s circumstances. The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2018.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Thomas L. Ryan	23	$164,798
Michael R. Webb	29	486,837
Eric D. Tanzberger	22	83,978
Sumner J. Waring, III	—	—
Gregory T. Sangalis	—	—

(1) The assumptions made for calculating the present value of accumulated benefit of the SERP for Senior Officers are set forth in Note 11 to the consolidated financial statements included in the SCI 2018 Annual Report on Form 10-K. During the year ended December 31, 2018 Mr. Ryan's pension value declined $12,952, Mr. Webb's pension value declined $26,289, and Mr. Tanzberger's declined $8,724.

Executive Employment Agreements
Current Named Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2019. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, that may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 11, 2019, the base salaries for Messrs. Ryan, Webb, Tanzberger, Waring, and Sangalis were $1,200,000, $750,000, $600,000, $570,000, and $500,000, respectively.

Pursuant to the agreements, in the event of termination of employment due to the executive’s voluntary termination, the executive is entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate is entitled to receive (i) his salary through the end of his employment term, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company without cause, the executive is entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus and (iii)

55 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive is not be entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for good reason (as defined below) during the period commencing sixty days prior to the change of control and ending two years following the change of control, the executive is entitled to the following:
● a lump sum equal to three times the sum of the executive’s annual salary and target annual performance-based incentive bonus (“Target Bonus”);

● an amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”); and

● continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in responsibilities, reduction in base salary or bonus or other compensation programs, or reduction in the executive’s aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross-up in the event of a change of control of the Company.
Upon termination of his employment, each executive is subject, at the Company’s option, to a non-competition obligation for a period of one year, which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive is bound by the non-competition provisions without the Company making the corresponding payments.
Change of Control
Under the employment agreements, a change in control includes any of the following:
● any individual, entity, or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger, or consolidation transactions);

● our incumbent Directors cease to constitute a majority of our Directors (our incumbent Directors include persons nominated by the existing Board or Executive Committee);

● consummation of certain reorganizations, mergers, consolidations, or sales of substantially all assets of SCI; or

● our shareholders approve certain liquidations or dissolution of SCI.
However, such a reorganization, merger, consolidation, or sale of assets does not constitute a change of control if:
(1) more than 60% of the surviving corporation’s common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);

(2) no person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and

(3) a majority of the surviving corporation’s Board members were incumbent SCI Directors when the transaction agreement was executed.

Equity compensation fully vests after a change in control occurs, whereas cash-related compensation requires employment termination to receive any actual payment.

56 www.sciannualmeeting.com

EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer is entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2018.”
Executive Payments and Benefits Upon Termination as of 12/31/18

		Voluntary Termination	Involuntary Not for Cause Termination	Disability	Death	Change of Control Involuntary or Good Reason Termination
Thomas L. Ryan	Salary and Bonus	$—	$3,511,650	$2,311,650	$2,311,650	$9,600,000
	Long-Term Incentives	3,680,000	3,680,000	3,680,000	3,680,000	7,759,494
	Other Benefits	—	5,370,291	5,339,800	12,339,800	5,370,291
	Total	3,680,000	12,561,941	11,331,450	18,331,450	22,729,785
Michael R. Webb (1)	Salary and Bonus	—	2,055,825	1,305,825	1,305,825	5,250,000
	Long-Term Incentives	1,452,000	1,452,000	1,452,000	1,452,000	3,042,200
	Other Benefits	—	1,387,829	1,361,827	5,961,827	1,387,829
	Total	1,452,000	4,895,654	4,119,652	8,719,652	9,680,029
Eric D. Tanzberger	Salary and Bonus	—	1,600,194	1,000,194	1,000,194	3,960,000
	Long-Term Incentives	842,000	842,000	842,000	842,000	1,775,042
	Other Benefits	—	1,333,553	1,303,062	4,303,062	1,333,553
	Total	842,000	3,775,747	3,145,256	6,145,256	7,068,595
Sumner J. Waring, III	Salary and Bonus	—	1,520,184	950,184	950,184	3,762,000
	Long-Term Incentives	736,000	736,000	736,000	736,000	1,563,704
	Other Benefits	—	221,355	190,864	3,190,864	221,355
	Total	736,000	2,477,539	1,877,048	4,877,048	5,547,059
Gregory T. Sangalis	Salary and Bonus	—	1,296,440	796,440	796,440	3,100,000
	Long-Term Incentives	610,000	610,000	610,000	610,000	1,275,145
	Other Benefits	—	962,567	941,318	3,941,318	962,567
	Total	610,000	2,869,007	2,347,758	5,347,758	5,337,712
(1) As previously announced, Michael R. Webb informed the Company of his intent to retire effective March 31, 2019.
Below is a description of the assumptions that were used in creating the table above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the individual's employment agreements. See “Executive Employment Agreements” above. At December 31, 2018, each of the employment agreements had a term expiring December 31, 2019. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Long-Term Incentives: Performance Units, Stock Options, and Restricted Stock
The amounts pertaining to the performance units, stock options, and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” above. For unvested performance units, restricted stock, and stock options;

accelerated vesting for voluntary termination at retirement occurs at the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service and is not included in the table above.

Other Benefits
The table does not assume accelerated vesting of the unvested amounts pertaining to each executive’s interest in the Executive Deferred Compensation Plan, which could occur at the discretion of the Compensation Committee at retirement. For a discussion of vesting, see the discussion following the table “Nonqualified Deferred Compensation in 2018” above.

Under the columns “Involuntary Not for Cause Termination” and “Change of Control: Involuntary or Good Reason Termination”, the tables include the Company’s estimates of the value of post-retirement health benefits. The table also includes life insurance proceeds under the "Death" column.

57 www.sciannualmeeting.com

CERTAIN TRANSACTIONS
In February 2007, the Company adopted a written policy regarding “related person transactions”, which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a Director, officer, or 5% shareholder, or their family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. The Nominating and Corporate Governance Committee, reviewed and approved the following reported transactions:
In 2018, SCI Shared Resources, LLC, a subsidiary of the Company, paid $276,350 in compensation to Mr. Bryan Bentley in his capacity as an employee. Mr. Bentley is the son-in-law of Mr. Alan R. Buckwalter, a Director of the Company.

The family of Mr. Sumner J. Waring, III, Senior Vice President Operations, has had a relationship with SCI since

1996, when the family sold its business to SCI. In 2018, Affiliated Family Funeral Service, Inc., a subsidiary of the Company, leased office space through April 2019 from a company owned by Mr. Waring’s mother and paid rent in the amount of $12,684 per month in 2018 pursuant to the lease. In February 2019, the Company authorized a twelve-month extension of the lease through April 2020. In addition, Mr. Waring’s mother owns a company that leases funeral homes to the Company under a lease expiring in 2021 for which the Company paid rent of $200,000 in 2018.

R. L. Waltrip, is our Founder and Chairman Emeritus and a Director and executive of the Company. He also is the father of W. Blair Waltrip, one of our Directors. For 2018, Mr. R. L. Waltrip had a salary of $952,000 and a performance-based cash bonus target of 100% of base salary, which paid out at $705,527. He is eligible to participate in our retirement, and health and welfare benefit plans on the same basis as other similarly situated employees. He is also provided with certain additional insurance and perquisites ($191,110 in total in 2018).

58 www.sciannualmeeting.com

Voting Securities and Principal Holders

The table below sets forth information with respect to any person who is known to the Company as of March 11, 2019 to be the beneficial owner of more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (5)
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	17,254,187	(1)	9.5%
The Vanguard Group
100 Vanguard Blvd
Malvern, PA 19355	16,245,825	(2)	9.0%
Baillie Gifford & Co
Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland, UK	11,940,093	(3)	6.6%
Select Equity Group, L.P.
380 Lafayette Street, 6th Floor
New York, NY 10003	10,261,065	(4)	5.7%
(1) This information is as of December 31, 2018 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2019 by BlackRock, Inc., which reported sole voting power for 16,477,446 shares, shared voting power for no shares, sole investment power for 17,254,187 shares, and shared investment power for no shares.
(2) This information is as of December 31, 2018 and is based on a Schedule 13 G/A filed with the Securities and Exchange Commission on February 11, 2019 by The Vanguard Group, Inc., which reported sole voting power for 91,640 shares, shared voting power for 23,887 shares, sole investment power for 16,148,581 shares, and shared investment power for 97,244 shares.
(3) This information is as of December 31, 2018 and is base on a Schedule 13 G filed with the Securities and Exchange Commission on January 15, 2019 by Baillie Gifford & Co., which reported sole voting power for 10,044,497 shares, shared voting power for no shares, sole investment power for 11,940,093 shares, and shared investment power for no shares.
(4) This information is as of December 31, 2018 and is base on a Schedule 13 G/A filed with the Securities and Exchange Commission on February 14, 2019 by Select Equity Group, Inc., which reported sole voting power for no shares, shared voting power for 10,261,065 shares, sole investment power for no shares, and shared investment power for 10,261,065 shares.
(5) As of the Company's shares outstanding on October 26, 2018 for 180,951,466 as reported on the cover page of the Company's third quarter Form 10-Q.

The table below sets forth, as of March 11, 2019, the amount of the Company’s Common Stock beneficially owned by each Named Executive Officer, each Director and nominee for Director, and all Directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class (4)
Thomas L. Ryan	1,568,309		2,486,999	4,055,308	2.2%
Michael R. Webb	424,399		553,000	977,399	*
Eric D. Tanzberger	225,181		330,299	555,480	*
Sumner J. Waring, III	334,827		291,433	626,260	*
Gregory T. Sangalis	207,663		453,666	661,329	*
Alan R. Buckwalter	85,178		—	85,178	*
Anthony L. Coelho	80,275		—	80,275	*
Jakki L. Haussler	4,835		—	4,835	*
Victor L. Lund	220,241		—	220,241	*
John W. Mecom, Jr.	114,835		—	114,835	*
Clifton H. Morris, Jr.	213,617	(1)	—	213,617	*
Ellen Ochoa	35,542		—	35,542	*
Sara M. Tucker	4,835		—	4,835	*
W. Blair Waltrip	1,556,370	(2)	—	1,556,370	*
Marcus A. Watts	80,735	(3)	—	80,735	*
Executive officers and Directors as a Group (18 persons)	5,494,170		4,780,528	10,274,698	5.5%
* Less than one percent
(1) Includes 4,034 shares owned by Mr. Morris’ wife. Mr. Morris disclaims beneficial ownership of such shares.
(2) Includes 468,384 shares held in trusts under which Mr. W. Blair Waltrip, his brother, and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 50,138 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Also includes 57,400 shares held by a charitable foundation of which Mr. W. Blair Waltrip is President.
(3) Includes 12,490 shares held in family trusts of which Mr. Watts is trustee.
(4) Shares outstanding plus options exercisable as of March 11, 2019 are 187,105,066.

59 www.sciannualmeeting.com

SHAREHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT BOARD CHAIRMAN

PROPOSAL 4

The International Brotherhood of Teamsters on behalf of the Teamsters General Fund, 25 Louisiana Avenue, NW, Washington DC 20001, which represents that the Teamsters General Fund is the beneficial owner of 141 shares of common stock, has given notice that it intends to present the following resolution at the annual meeting.

In accordance with proxy regulations, the shareholder proposal and supporting statement presented below appear exactly as submitted. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

For the reasons set forth in The Board’s Statement in Opposition, which immediately follows the proposal, our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

Resolution Proposed by Shareholder

RESOLVED: Shareholders of Service Corporation International (“SCI” “the Company”), urge the Board of Directors (the "Board") to take the steps necessary to adopt a policy to require that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent chairman if the current chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT:
In January 2016, CEO Thomas Ryan took over as Chairman from founder and former CEO Robert Waltrip, who continues to serve at the Company as Chairman Emeritus. This was a missed opportunity, we believe, to establish true independent board leadership through the appointment of an independent chair. Such leadership is urgently required given that the board bears many of the hallmarks of an insular and entrenched Board, including, as of the 2018 annual shareholder meeting:

•	Five directors with more than a quarter of a century service apiece, including the lead independent director.

•	A Nominating and Corporate Governance Committee with an average director tenure of more than 19 years.

We believe the combination of these two roles in a single person weakens a corporation's governance, which can harm shareholder value.

It is difficult to overstate the importance of the Board of Directors’ responsibility to protect shareholders’ long-term interests by providing independent oversight of management. In our opinion, the designation of a lead independent director is not an adequate substitute for an independent board chairman. We believe an independent chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.

We urge your support FOR this proposal.

The Board’s Statement in Opposition

The Board has carefully considered the above proposal. The Board finds that its current leadership structure provides the necessary independence and management oversight and that the proposal is not in the interest of the shareholders. Moreover, in both May of 2017 and May of 2018, our shareholders considered substantially similar proposals submitted by the same shareholder. Of the shares voted, 59.38% voted against the proposal in 2018 and 63.72% voted against the proposal in 2017. Accordingly, our Board recommends that you vote AGAINST the proposal.

Our Board of Directors believes shareholders are best served by giving the Board organizational flexibility.

Our Board believes that it is uniquely qualified to evaluate the optimal leadership structure for the Board on behalf of our Company and shareholders. The Board has extensive experience with, and knowledge of, our Company’s strategy, operations, management structure, and culture, as well as the strengths, skills and leadership styles of our directors and management.

Effective corporate governance requires consideration of the dynamics of the Board and senior management and other factors on an ongoing basis, rather than a universal approach with unnecessary constraints on the Board's flexibility.

Our Board believes that the current structure is effective.

60 www.sciannualmeeting.com

A.	Lead Director
Our Board has taken several steps to create a balanced governance structure in which independent directors exercise substantial oversight over management. Effective in January 2016, our Board established the position of Lead Director. The Lead Independent Director is appointed annually by the independent directors. As provided in our Lead Independent Director Charter, the Lead Director has responsibilities that include:

•	Calling meetings of the Board;

•	Upon request, being available for consultation and direct communication with shareholders;

•	Presiding at executive sessions of the independent directors;

•	Serving as the liaison between the Chairman and the independent directors;

•	Presiding at all meetings of the Board at which the Chairman is not present;

•	Consulting with the Chairman regarding information sent to the Board, scheduling, and agendas of Board meetings; and

•	Consulting with the chairpersons of the Board committees.

These responsibilities of the Lead Director are substantially similar to many of the functions typically fulfilled by a board chairman, and our Board believes that such responsibilities provide an opportunity for the independent directors to discuss management performance and any other issues with candor and independence.

B.	Chairman and Chief Executive Officer
Our Board has carefully and repeatedly considered the separation of the Chairman and Chief Executive Officer roles and has determined that the Company and its shareholders are best served by Mr. Ryan performing both functions. Our Board believes that this structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by running the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth and historical development, coupled with his extensive industry expertise, significant leadership experience and valuable experience gained serving on independent boards, make him particularly qualified to lead discussions at the Board level on important matters affecting us. Our Board believes shareholders have benefited from Mr. Ryan’s strategic and operational insights and strong leadership skills across the full range of Company leadership responsibilities, ranging from day-to-day operational execution to long-term strategic direction, including leadership in significant acquisition and capital allocation decision-making, as well as risk management. Our performance under the current leadership structure has been strong, strengthening the position of our Company as the leader in the death care industry.

C.	Independent Directors
Nine of our Board’s eleven directors are independent under NYSE rules. Our independent directors have robust roles in overseeing our Company and its management. All of the members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent. The committees play an important role in our Company’s governance and have unrestrained access to management and the authority to retain independent advisors as they deem appropriate. This means that oversight of key matters-such as the performance and compensation of our executive officers (including the Chief Executive Officer), the integrity of our financial statements, compliance with legal and regulatory requirements, the nomination of directors, and the evaluation of the Board and its committees-is entrusted to independent directors.

The Company’s long-term growth and financial performance reflect the effectiveness of our leadership notwithstanding the expressed concerns of the proposing shareholder.

The Company has achieved long-term total shareholder return of 880% over ten years (as compared to the S&P 500 total shareholder return of 243% over ten years). The Company believes such long-term performance has resulted from the leadership of our officers and directors, including those who have many years of experience and board service with our Company. That experience and tenure has been tempered with exposure to several economic cycles in the death care industry, providing these leaders with a unique understanding for the development and oversight of a sustainable long-term strategy for the Company. Although we believe the members of our Board have served the Company commendably, natural succession planning and our commitment to inclusion and diversity in our Board have resulted in the following recent changes:

•	Mr. R. L. Waltrip, our former chairman, stepped down from that position in 2015 and chose not to seek another term as a director in May of 2018.

•	After thirty-six years of service, Mr. Mecom has decided that he will not stand for re-election to the board of directors in May of 2019.

•	The election of Dr. Ellen Ochoa in 2015, Ms. Sara Martinez Tucker in 2018, and Ms. Jakki Haussler in 2018, will increase the number of women on our Board to 30% in May of 2019.

•	Our average director tenure will decrease from 24 to 15 years in May of 2019.

61 www.sciannualmeeting.com

•	Only one member of executive management is also a Director.

Accordingly, we believe our leadership structure is, and has been, effective in the creation of sustainable long-term growth of the Company.

Based on the foregoing, our Board believes that adopting a policy that requires an independent board chairman is not in the interest of our Company and shareholders.

The Board of Directors recommends a vote "AGAINST" the proposal.

62 www.sciannualmeeting.com

OTHER INFORMATION

Information About the Meeting and Voting
Q: Who is entitled to vote?
A: Shareholders of record who held common stock of SCI at the close of business on March 11, 2019 are entitled to vote at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 182,324,538 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q: What are shareholders being asked to vote on?
A: Shareholders are being asked to vote on the following items at the Annual Meeting:
1. Election of four nominees to the Board of Directors.
2. Ratification of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2019 fiscal year.
3. Consideration of an advisory vote to approve Named Executive Officer compensation.
4. Consideration of a shareholder proposal, if presented.

The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals listed above.
Q: How do I vote my shares?
A: You can vote your shares using one of the following methods:
● Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card. Also, you can vote by visiting our new Annual meeting website at www.sciannualmeeting.com and clicking the link to vote.
● Vote by telephone using the toll-free number shown on the proxy or voting instruction card.
● Complete, sign, and return a written proxy card in the pre-stamped envelope provided.
● Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 8, 2019.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.

Q: What if I want to vote in person at the Annual Meeting?
A: The Notice of Annual Meeting of Shareholders provides details of the date, time, and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.
Q: How does the Board of Directors recommend voting?
A: The Board of Directors recommends voting:
● FOR each of the four nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”.
● FOR ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2019 fiscal year.
● FOR approval, on an advisory basis, of Named Executive Officer compensation.
● AGAINST the shareholder proposal, if presented.
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for Directors will be voted for a substitute nominee(s) chosen by the Board.
Q: If I give my proxy, how will my shares be voted on other business brought up at the Annual Meeting?
A: By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: Can I revoke my proxy once I have given it?
A: Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. Alternatively, you can attend the annual meeting, revoke your proxy in person, and vote at the meeting itself.
Q: How will the votes be counted?
A: Each properly executed proxy received in time for the annual meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for

63 www.sciannualmeeting.com

OTHER INFORMATION

the nominees listed therein (or for other nominees as provided above), (ii) for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, (iii) for approval on an advisory basis of Named Executive Officer compensation, and (iv) against the shareholder proposal. Holders of SCI Common Stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of Directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as Directors. Shareholders do not have the right to cumulate votes in the election of Directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of Directors, as shares for which voting power has been withheld.
Q: What if my SCI shares are held through a bank or broker?
A: If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2019 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of Directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q: How does a shareholder or interested party communicate with the Board of Directors, committees, or individual Directors?
A: Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management Directors as a group or any Director, by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management Directors, or such individual Director or Directors, c/o Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q: What is the Company’s web address?
A: The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing.

The information below is also available in print to any shareholder who requests it.

●	Bylaws of SCI

●	Charters of the Audit Committee, the Compensation Committee, Investment Committee and the Nominating and Corporate Governance Committee

●	Corporate Governance Guidelines

●	Principles of Conduct and Ethics for the Board of Directors

●	Code of Conduct and Ethics for Officers and Employees
Q: How can I obtain a copy of the Annual Report on Form 10-K?
A: A copy of SCI’s 2018 Annual Report on Form 10-K is furnished with this proxy statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card are furnished to shareholders beginning on or about March 27, 2019 and are available at the Annual meeting website at www.sciannualmeeting.com.
Q: Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 8, 2019?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 11, 2019 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.

64 www.sciannualmeeting.com

OTHER INFORMATION

Proxy Solicitation
We may solicit proxies through the mail, in person, or by telephone, fax or internet. Certain officers, Directors and other employees of the Company may solicit proxies. Directors, officers and other employees of the Company will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

Submission of Shareholder Proposals
Any proposal to be presented by a shareholder at the Company’s 2020 Annual Meeting of Shareholders must be received by the Company by November 28, 2019, so that it may be considered by the Company for inclusion in its Proxy Statement relating to that meeting.
Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company’s 2020 Annual Meeting of

Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Corporate Secretary, no earlier than January 9, 2020 and no later than January 29, 2020. Any notice pursuant to this or the preceding paragraph should be addressed to the Corporate Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.

Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons, the Company believes that all required Form 3, 4, and 5 reports for transactions occurring in 2018 were timely filed.

65 www.sciannualmeeting.com

ANNEXES

Annex A: Non-GAAP Financial Measures
We believe the following non-GAAP financial measures provide a consistent basis for comparison between years and better reflect the performance of our core operations. We also believe these measures help facilitate comparisons to our competitors’ results.
Set forth below is a reconciliation of our non-GAAP financial measures. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

Adjusted Earnings and Adjusted EPS	Twelve Months Ended December 31,
(In Millions, except diluted EPS)	2018		2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$447.2	$2.39	$546.7	$2.84	$177.0	$0.90
Pre-tax reconciling items:
Impact of divestitures and impairment charges, net	(15.9)	(0.09)	(7.0)	(0.04)	26.8	0.14
Losses on early extinguishment of debt, net	10.1	0.05	0.3	—	22.5	0.11
Legal settlement, net of insurance recoveries	—	—	11.5	0.06	—	—
Pension termination settlements	—	—	12.8	0.07	5.6	0.03
Acquisition, integration, and integration costs	—	—	—	—	17.5	0.09
Tax reconciling items:
Tax effect from special items	1.6	0.01	(5.7)	(0.03)	(17.2)	(0.09)
Change in uncertain tax reserves and other (1)	(107.8)	(0.57)	(260.1)	(1.35)	20.9	0.11
Earnings excluding special items and diluted earnings per share excluding special items	$335.2	$1.79	$298.5	$1.55	$253.1	$1.29

Diluted weighted average shares outstanding		187.0		192.2		196.0

(1) 2018 is primarily impacted by the reduction in uncertain tax reserves due to the expiration of statutes of limitations for the Internal Revenue Service to assess tax on tax years prior to 2015. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the "Tax Act". As a result of the Tax Act, we realized a net tax benefit for the remeasurement of deferred tax assets and liabilities, partially offset by a transition tax on certain unrepatriated earnings of our foreign subsidiaries. 2017 is also impacted by the settlement of IRS tax audits related to tax years 1999-2005 and 2016 was impacted by a foreign valuation allowance and non-deductible goodwill resulting from gains on divestitures. Please see Part II, Item 8. Financial Statements, Note 5 in our 2018 Form 10-K filing for further details.

66 www.sciannualmeeting.com

Adjusted Operating Cash Flow (In Millions)	Twelve Months Ended December 31,
	2018	2017	2016
Net cash provided by operating activities, as reported	$615.8	$503.4	$489.0
Acquisition, integration, and system transition costs	—	—	11.7
Excess tax benefits from share-based awards	—	—	12.7
Pension termination settlement payment	—	6.3	—
Legal settlement, net of insurance recoveries	—	11.5	—
IRS tax settlement (1)	(5.6)	34.2	—
Net cash provided by operating activities excluding special items	$610.2	$555.4	$513.4
Recurring cash tax payments	59.8	132.7	112.6
Adjusted operating cash flow before recurring cash tax payments	$670.0	$688.1	$626.0

(1) Please see Part II, Item 8. Financial Statements, Note 5 in our 2018 Form 10-K filing for further details regarding the settlement of IRS tax audits related to tax years 1999-2005.

67 www.sciannualmeeting.com

Adjusted Return on Equity (1) (In Millions)	Twelve Months Ended December 31,
	2018	2017	2016
Net income attributable to common stockholders, as reported	$447.2	$546.7	$177.0
Total common stockholders' equity, as reported	$1,641.8	$1,409.4	$1,092.7
Average common stockholders' equity	$1,525.6	$1,251.1	$1,138.7
Return on equity	29.3%	43.7%	15.5%

Earnings excluding special items (see adjusted EPS reconciliation above)	$335.2	$298.5	$253.1
Reconciling items:
Total common stockholders' equity, as reported	$1,641.8	$1,409.4	$1,092.7
Current year plus immediate prior year of special items activity (see adjusted EPS reconciliation above)	(360.2)	(172.1)	84.5
Less: current year plus immediate prior year accumulated other comprehensive income balances	(55.3)	(58.4)	(22.7)
Adjusted common stockholders' equity	$1,226.3	$1,178.9	$1,154.5
Average adjusted common stockholders' equity	$1,202.6	$1,166.7	$1,170.7
Adjusted return on equity (1)	27.9%	25.6%	21.6%

2015 items to calculate average adjusted common stockholders' equity (1):
Total common stockholders' equity			$1,184.7
Special items adjusted from EPS			8.4
Less: accumulated other comprehensive income			(6.2)
Adjusted common stockholders' equity			$1,186.9

(1) In 2018, SCI updated its definition of Adjusted Return on Equity to account for the cumulative nature of equity adjustments to ensure comparability in reporting special items reflected in adjusted net income as well as adjusted equity. We recasted years 2017 and 2016 to reflect this updated definition and include the most recent prior year adjustments in the calculation of the current year adjusted return on equity.

68 www.sciannualmeeting.com

Annex B: 2017 Peer Comparator Group

Aaron's, Inc.	Fossil Group, Inc.	Regenerson Pharmaceuticals, Inc.
Abercrombie & Fitch Co.	Garmin Ltd.	Repsol Oil & Gas Canada
ADT	GGP Inc.	S&P Global Inc.
American Eagle Outfitters, Inc.	Graham Holdings Co.	Southwestern Energy Company
American Tower Corporation	H&R Block, Inc.	Stage Stores, Inc.
Apollo Investment Fund Plc	Hasbro, Inc.	Steelcase Inc.
Arthur J. Gallagher & Co.	HCC Holdings Company	TechnipFMC plc
Ascena Retail Group, Inc.	Helmerich & Payne, Inc.	Teekay Corporation
C. R. Bard, Inc.	Hill-Rom Holdings, Inc.	Tetra Tech, Inc.
Cabelas, Inc.	Horace Mann Educators Corp.	The Bon-Ton Stores, Inc.
Cerner Corp.	Houghton Mifflin Harcourt Co.	The Dun & Bradstreet Corp.
Chico's FAS, Inc.	IMS Health Holdings, Inc.	The Hanover Insurance Group, Inc.
CME Group Inc.	Intuitive Surgical, Inc.	The Navigators Group, Inc.
Compass Group PLC	Laureate Education, Inc.	Tiffany & Co.
Crawford & Company	LPL Financial Holdings Inc.	Triple-S Management Corporation
DCP Midstream, LP	Lululemon Athletica Inc.	Ventas, Inc.
DSW Inc.	Mallinckrodt Public Limited Co.	Visteon Corporation
Dundee Precious Metals Inc.	Marathon Oil Corp.	Weatherford International plc
Edgewell Personal Care Co.	McDermott International, Inc.	Welltower Inc.
Edwards Lifesciences Corp.	Murphy Oil Corp.	Williams-Sonoma, Inc.
Encana Corp.	Nationstar Mortgage Holdings Inc.	Wolverine World Wide, Inc.
Endo International plc	Patterson Companies, Inc.	Zimmer Biomet Holdings, Inc.
EP Energy Corporation	Polaris Industries Inc.
Express, Inc.	Range Resources Corp.

69 www.sciannualmeeting.com

Annex C: 2016 Performance Unit Plan Peer Group

ADT	Brinks Co	Legg Mason Inc
Agilent Technologies, Inc.	DENTSPLY SIRONA Inc.	MSC Industrial Direct
Aspen Insurance Holdings LTD	Equifax Inc	Nasdaq, Inc.
Autozone Inc	First American Financial CP	PerkinElmer, Inc.
Brunswick Corporation	H&R Block, Inc.	Prologis, Inc.
C. R. Bard, Inc.	Herman Miller, Inc.	TD Ameritrade Holding Corporation
Cintas Corporation	HNI Corp.	Torchmark Corp.
CME Group Inc.	Kemper Corp.	Servicemaster Global Holdings
CNO Financial Group, Inc.	KEYCORP	Varian Medical Systems Inc
Church & Dwight Inc	Leggett & Platt, Incorporated	Waters Corp.

Annex D: 2018 Performance Unit Plan Peer Group

Agilent Technologies, Inc.	HNI Corp.	Popular, Inc.
Autozone Inc.	Huntington Bancshares Inc.	Prologis, Inc.
Brunswick Corporation	Kemper Corp.	Steris PLC
Cintas Corporation	KEYCORP	TD Ameritrade Holding Corp.
CNO Financial Group, Inc.	Legg Mason Inc	The Brink's Co.
Comerica Incorporated	Leggett & Platt, Incorporated	Torchmark Corp.
DENTSPLY SIRONA Inc.	MSC Industrial Direct Co. Inc.	Varian Medical Systems Inc.
Equifax Inc	Nasdaq, Inc.	Vornado Realty Trust
Hanover Insurance Group Inc.	PerkinElmer, Inc.	Waters Corp.
Herman Miller, Inc.	Pitney Bowes Inc.

70 www.sciannualmeeting.com

SERVICE CORPORATION INTERNATIONAL
ATTN: INVESTOR RELATIONS
1929 ALLEN PARKWAY HOUSTON, TX 77019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 7, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the
Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 7, 2019 for shares held directly and by
11:59 p.m. Eastern Time on May 5, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions..

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement AND Form 10-K are available at www.proxyvote.com

SERVICE CORPORATION INTERNATIONAL
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 8, 2019

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis and Eric D. Tanzberger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Central Time on May 8, 2019, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors, FOR proposals 2 and 3, and AGAINST proposal 4.

Continued and to be signed on reverse side